Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

ON ASSIGNMENT, INC.

VSS HOLDING, INC.

AND

THE STOCKHOLDERS AND OPTIONHOLDERS
NAMED ON SCHEDULE I HERETO

December 20, 2006

i

3.20	Existing Customers and Suppliers	25
3.21	Permits	26
3.22	Certain Business Relationships With Affiliates, Officers and Directors	26
3.23	Books and Records	26
3.24	Brokers’ Fees	26
3.25	Financial Statements	26
3.26	Guarantees	27
3.27	Earnout Payments	27

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	27

4.1	Organization, Qualification and Corporate Power	27
4.2	Authorization of Transaction	27
4.3	Noncontravention	27
4.4	Litigation	28
4.5	Investment Intent	28
4.6	Sophistication of the Buyer	28
4.7	Buyer Financial Capacity	28
4.8	SEC Filings; Financial Statements	28

ARTICLE V	COVENANTS	29

5.1	Closing Efforts	29
5.2	Governmental and Third-Party Notices and Consents	29
5.3	Operation of Business	29
5.4	Access to Information	32
5.5	Expenses	32
5.6	Director and Officer Indemnification	32
5.7	Employment Matters.	33
5.8	Company ESOP Matters	34
5.9	Tax Matters	35
5.10	FIRPTA	38
5.11	Withholding Forms	38
5.12	Financial Statements	38
5.13	Valid Issuance of Buyer Common Stock	39
5.14	Registration of Buyer Common Stock	39
5.15	Accounts Receivable	40
5.16	Guarantees	40
5.17	Professional Liability Insurance	40

ARTICLE VI	CONDITIONS TO CLOSING	40

6.1	Conditions to Obligations of the Buyer	40
6.2	Conditions to Obligations of the Company and the Selling Securityholders	42

ARTICLE VII	INDEMNIFICATION	43

7.1	Indemnification by the Selling Securityholders	43
7.2	Indemnification by the Buyer	43
7.3	Indemnification Claims	44
7.4	Survival	46
7.5	Limitations	47
7.6	Treatment of Indemnity Payments	49
7.7	Subrogation of Rights	49

ARTICLE VIII	TERMINATION	49

8.1	Termination of Agreement	49
8.2	Effect of Termination	50

ARTICLE IX	DEFINITIONS	50

ARTICLE X	MISCELLANEOUS	59

10.1	Press Releases and Announcements	59
10.2	Reliance	59
10.3	No Third Party Beneficiaries	60
10.4	Entire Agreement	60
10.5	Succession and Assignment	60
10.6	Counterparts and Facsimile Signature	60
10.7	Headings	60
10.8	Notices	60
10.9	Governing Law	61
10.10	Amendments and Waivers	61
10.11	Severability	62
10.12	Submission to Jurisdiction	62
10.13	Construction	62
10.14	Specific Performance	62

Schedule I	List of Selling Securityholders

Schedule II	List of Employees of the Company

Schedule 1.7(a)	Estimated Closing Balance Sheet and Estimated Working Capital

Schedule 1.9	Earnout Calculation

Schedule 1.9(a)	Certain Earnout Distribution Arrangements

Schedule 1.9(c)	Budgeted EBITDA

Disclosure Schedule	Disclosures and Exceptions to Selling Securityholders and Company Representations and Warranties

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of December 20, 2006 by and among On Assignment, Inc., a Delaware corporation (the “Buyer”), VSS Holding, Inc., a Nevada corporation (the “Company”), the stockholders of the Company listed on Schedule I attached hereto (individually, a “Stockholder” and, collectively, the “Stockholders”), who own all of the issued and outstanding capital stock of the Company, and each holder of a Company Stock Option (as defined herein) listed on Schedule I attached hereto (individually, an “Optionholder” and, collectively, the “Optionholders”). For purposes of this Agreement, the term “Selling Securityholders” shall refer to the Stockholders and the Optionholders, collectively.

PRELIMINARY STATEMENT

Each of the Stockholders owns the number of issued and outstanding shares of the capital stock of the Company (collectively, the “Common Shares”) set forth opposite his, her or its name on Schedule I attached hereto, which Common Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company, and each Optionholder is the rightful holder of outstanding Company Stock Options representing the right to acquire the number of Common Shares upon exercise of such Company Stock Option set forth opposite his or her name on Schedule I attached hereto, which in the aggregate represent all outstanding Company Stock Options.

The Buyer desires to purchase, and the Selling Securityholders desire to sell, the Company Securities (as defined herein) for the consideration set forth below, subject to the terms and conditions of this Agreement.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
PURCHASE AND SALE OF COMPANY SECURITIES

1.1           Purchase and Sale of the Common Shares from the Stockholders.  Subject to and upon the terms and conditions of this Agreement, at the Closing, each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the Common Shares owned by such Stockholder, as set forth opposite such Stockholder’s name on Schedule I attached hereto. At the Closing, each Stockholder shall deliver to the Buyer appropriate evidence of the transfer of the Common Shares owned by such Stockholder to the Buyer.

1.2           Further Assurances.  At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, each of the Selling Securityholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Common Shares owned by any Stockholder, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement and the transactions contemplated hereby.

1.3           The Closing.  The Closing shall take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA, commencing at 9:00 a.m. local time on the Closing Date.

1.4           Actions at the Closing.  At the Closing:

(a)           the Company and the Selling Securityholders shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 6.1;

(b)           the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.2;

(c)           each of the Stockholders shall deliver to the Buyer all of his, her or its Common Shares, with appropriate instruments of transfer; and

(d)           the Buyer shall make the deliveries provided in Section 1.5 and Section 1.6.

1.5           Purchase Price for the Company Securities.

(a)           The aggregate purchase price to be paid by the Buyer in respect of all of the outstanding shares of capital stock of the Company and all of the outstanding Company Stock Options shall be Forty-One Million Dollars ($41,000,000) (the “Purchase Price”), subject to adjustment pursuant to Section 1.7 hereof. The Purchase Price shall be payable in the manner described in paragraph (b) of this Section 1.5 and, with respect to Company Stock Options outstanding immediately prior to the Closing Date, in the manner described in Section 1.6(b).

(b)           At the Closing, the Buyer shall deliver:

(i)            to each Stockholder, the portion of the Purchase Price (after reduction of the Purchase Price by the payments specified in (ii) through (vi) below) due to such Stockholder, based on the percentage set forth opposite each such person’s name on Schedule I attached hereto, by check or wire transfer of immediately available funds to be allocated among the accounts designated by each Stockholder at least two Business Days prior to Closing;

(ii)           to the Escrow Agent, an amount in cash equal to $4,100,000 (the “Escrow Cash”), to be invested pursuant to the terms of the Escrow Agreement, as a reserve to satisfy all or part of any claims for indemnity pursuant to Article VII and any amounts owed to the Buyer under Section 1.7(b);

(iii)          to the Persons designated for payment by the Securityholders’ Representative, the Estimated Closing Expenses;

(iv)          to the account designated by, and accessible to, the holders’ Security Representative, the Representative Fund;

(v)           to the account designated by Therus C. Kolff, the Settlement Amount; and

(vi)          to the applicable debt holders, the Debt Repayment.

1.6           Treatment of Company Stock Options.

(a)           Effective immediately prior to the Closing, each Company Stock Option then outstanding shall become fully vested and exercisable with respect to all Common Shares subject thereto and, at the Closing, each unexercised Company Stock Option (or portion thereof) then outstanding shall be cancelled, terminated and extinguished in exchange for the right to receive the consideration set forth in Section 1.6(b) below, subject to Section 1.12 below. Upon the cancellation of a Company Stock Option, each Optionholder shall cease to have any rights with respect to a Company Stock Option, except the right to receive the consideration payable with respect thereto pursuant to Section 1.6(b) below. Except as provided in Section 1.7(b)(iv) and Section 1.9(b)(iii), hereof, no interest will be paid or accrue on the cash payable upon surrender of any Company Stock Option. Prior to the Closing, the Board of Directors of the Company shall take all such actions as it deems necessary or desirable to effectuate the provisions of this Section 1.6(a) and to terminate the Company Stock Plan effective as of the Closing, including without limitation, obtaining any consents necessary to effectuate the foregoing.

(b)           Each Optionholder shall, with respect to each unexercised Company Stock Option (or portion thereof) cancelled in accordance with Section 1.6(a), be entitled to receive, subject to Section 1.12 below: (i) from the Buyer at the Closing, the portion of the Purchase Price (after reduction of the Purchase Price by the payments specified in Section 1.5(b)(ii) through (vi)) due to such Optionholder, based on the percentage set forth opposite each such person’s name on Schedule I attached hereto, by check or wire transfer of immediately available funds to be allocated among the accounts designated at least two Business Days prior to Closing by each Optionholder; (ii) if, upon final determination, Closing Working Capital exceeds Estimated Closing Working Capital, on the date set forth in Section 1.7(b)(iv) hereof, such Optionholder’s Pro Rata Share of such excess, determined in accordance with Section 1.7(b)(iv) hereof; (iii) upon any disbursement of funds to Securityholders from the Escrow Fund pursuant to the Escrow Agreement, such Optionholder’s Pro Rata Share of such disbursement; (iv) such Optionholder’s Pro Rata Share of any disbursement of funds to Securityholders from the Representative Fund; and (v) at such time or times as any amounts become payable pursuant to Section 1.9 hereof, an amount equal to such Optionholder’s Pro Rata Share of any Earnout Amount paid thereunder.

1.7           Adjustments to Purchase Price.

(a)           Closing Date Purchase Price Adjustment.

(i)            Not later than three Business Days prior to the Closing Date, the Company shall provide the Buyer with an estimated balance sheet of the Company as of the closing of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and Estimated

Closing Working Capital shall be prepared by the Company in accordance with Schedule 1.7(a) attached hereto.

(ii)           If Estimated Closing Working Capital is less than Target Working Capital, then the Purchase Price payable at Closing will be decreased by the positive difference between Estimated Closing Working Capital and Target Working Capital. If Estimated Closing Working Capital is greater than Target Working Capital, the Buyer shall retain the excess.

(b)           Post-Closing Date Purchase Price Adjustment.

(i)            Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Estimated Closing Working Capital.

(ii)           Within 30 days following the Closing Date, the Buyer shall deliver to the Securityholders’ Representative a balance sheet of the Company as of the closing of business on the Closing Date (the “Closing Balance Sheet”), reviewed by the Company’s accountants, and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”). The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP and Schedule 1.7(a) attached hereto; provided, that, to the extent that Schedule 1.7(a) differs from GAAP, Schedule 1.7(a) shall govern. Immediately following delivery of the Closing Balance Sheet and the Closing Working Capital Statement, the Securityholders’ Representative (and its representative) shall have reasonable access to the books and records (including financial statements) of the Company during regular business hours to the extent necessary to verify the Buyer’s preparation of the Closing Balance Sheet and its computation of the Closing Working Capital Statement.

(iii)          The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered to the Securityholders’ Representative by the Buyer shall be conclusive and binding upon the parties unless the Securityholders’ Representative, within 30 days after delivery to the Securityholders’ Representative of the Closing Balance Sheet and the Closing Working Capital Statement, notifies the Buyer in writing that the Securityholders’ Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 30 days after notice is given by the Securityholders’ Representative to the Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution. If the parties cannot agree on the selection of an independent accounting firm to act as the Arbiter, the parties shall request the AAA to appoint such firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 days after acceptance of his or her appointment as the Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the

Buyer and the Securityholders’ Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties absent manifest error. All proceedings conducted by the Arbiter shall take place in Salt Lake City, Utah. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 1.7 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be equally allocated to and borne by the Buyer and the Selling Securityholders.

(iv)          Upon final determination of Closing Working Capital as provided in Section 1.7(b)(iii) above, (A) if Closing Working Capital is greater than Estimated Closing Working Capital, the Buyer shall retain the excess and (B) if Closing Working Capital is less than Estimated Closing Working Capital, the Purchase Price shall be decreased by the excess of Estimated Closing Working Capital over Closing Working Capital, and the Selling Securityholders shall pay to the Buyer the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof as determined below, out of the Escrow Cash as set forth in Section 1.7(b)(v). If such amount is in excess of the Escrow Cash, then each Selling Securityholder shall pay to the Buyer its Pro Rata Share of such excess. Interest shall be equal to the prime rate as set forth in The Wall Street Journal on the Closing Date.

(v)           If an amount is payable to the Buyer pursuant to Section 1.7(b)(iv), such amount shall be paid to the Buyer within two Business Days after a final determination, first by the Escrow Agent from the Escrow Cash, and then any earnout payment due to the Selling Securityholders pursuant to Section 1.9 hereof shall be paid in cash directly to the Escrow Agent as Escrow Cash to the extent of the amount of any payment made to the Buyer by the Escrow Agent from the Escrow Cash pursuant to this Section 1.7(b)(v).

1.8           Escrow.  On the Closing Date, the Buyer shall deliver to the Escrow Agent the Escrow Cash for the purpose of securing the indemnification obligations of the Selling Securityholders set forth in Article VII of this Agreement and the payment of any amounts owed to the Buyer under Section 1.7(b). The Escrow Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.9           Earnout.

(a)           Earnout Payment.  In addition to the Purchase Price payable to the Selling Securityholders pursuant to Sections 1.5, 1.6 and 1.7 hereof, but subject to Schedule 1.9(a) attached hereto (provided, that the Buyer will have no liability to any third party as a result of such payments), each Selling Securityholder shall be entitled to receive its Pro Rata Share of any Earnout Amount paid hereunder. Such amounts shall be paid by the Buyer to each Selling Securityholder in (i) cash and (ii) at the Buyer’s option, up to a maximum of 40% of such amount to be paid to each Selling Securityholder (without considering the portion of the Earnout Amount, if any, paid to the Escrow Agent as Escrow Cash pursuant to Section 1.7(b)(v)) may be paid in Buyer Common Stock (at the Buyer Common Stock Price), provided, that, any payment to the ESOP Stockholder pursuant to this Section 1.9 shall be made by the Buyer in cash. No Other Selling Securityholder shall be required to accept more than 40% of its Pro Rata portion of the Earnout Amount (without considering the portion of the Earnout Amount, if any, paid to the Escrow Agent as Escrow Cash pursuant to Section 1.7(b)(v)) in Buyer Common Stock.

(b)           Time for Determination.

(i)            Within 30 days following the completion of the audited financial statements of the Buyer for each of the Earnout Periods, the Buyer shall determine the Earnout EBITDA for such Earnout Period (the “Applicable Earnout EBITDA”) and the Earnout Amount for such Earnout Period (the “Applicable Earnout Amount”) and deliver to the Securityholders’ Representative a copy of such computations. Such computations delivered to the Securityholders’ Representative by the Buyer shall be conclusive and binding upon the parties, unless the Securityholders’ Representative, within 30 days after delivery to the Securityholders’ Representative of such computations, notifies the Buyer in writing that the Securityholders’ Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. Immediately following delivery of the computations of the Applicable Earnout EBITDA and the Applicable Earnout Amount, the Securityholders’ Representative and its representatives shall have reasonable access to the books and records (including financial statements) of the Company during regular business hours to the extent necessary to verify the Buyer’s computation of the Applicable Earnout EBITDA and the Applicable Earnout Amount.

(ii)           The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the computations of the Applicable Earnout EBITDA and the Applicable Earnout Amount, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 30 days after notice is given by the Securityholders’ Representative to the Buyer pursuant to Section 1.9(b)(i) above, the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Earnout Arbiter”) for resolution. If the parties cannot agree on the selection of an independent accounting firm to act as the Earnout Arbiter, the parties shall request the AAA to appoint such firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 days after acceptance of his or her appointment as Earnout Arbiter, the Earnout Arbiter shall determine (it being understood that in making such determination, the Earnout Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Buyer and the Securityholders’ Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Applicable Earnout Amount, which shall be conclusive and binding on the parties absent manifest error. All proceedings conducted by the Earnout Arbiter shall take place in Salt Lake City, Utah. In resolving any disputed item, the Earnout Arbiter (x) shall be bound by the provisions of this Section 1.9(b)(ii) and (y) may not assign a value to the Applicable Earnout Amount greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Earnout Arbiter shall be equally allocated to and borne by the Buyer and the Selling Securityholders.

(iii)          The Applicable Earnout Amount shall be paid to the Selling Securityholders according to each Selling Securityholder’s Pro Rata Share as follows:  (A) as to any amounts that are not subject to dispute as set forth in a notice of the Securityholders’ Representative pursuant to Section 1.9(b)(ii) above, within five Business Days after the expiration of the time during which the Securityholders’ Representative may object to the Buyer’s calculation of the Applicable Earnout Amount; and (B) as to any amounts that are subject to dispute as set forth in a notice of the Securityholders’ Representative pursuant to Section 1.9(b)(ii) above, within five Business Days following the date that the determination of the disputed portion of the Applicable Earnout Amount shall become binding and conclusive in accordance with Sections 1.9(b)(i) or 1.9(b)(ii) above, as the case may be, and in each case together with interest thereon from the date payment is due following computations and resolutions of disputes to the date of payment thereof. Interest shall be equal to the prime rate as set forth in the Wall Street Journal on the date the payment is due.

(c)           The Parties hereto acknowledge that the payment of the Applicable Earnout Amount is contingent upon the future operations of the Acquired Companies. Accordingly, the Buyer will act in good faith to operate the Acquired Companies in a manner consistent with its Ordinary Course of Business (except as otherwise contemplated by this Agreement) and during the Earnout Periods shall:

(i)            operate the Acquired Companies as a distinct division, with separate books and records, including periodic financial statements;

(ii)           not take funds from the Acquired Companies so that they have inadequate capital to conduct their business; and

(iii)          the Buyer shall permit the Company to have access to funds, as may be required by the Company from time to time in the Ordinary Course of Business, from the Buyer or under the credit arrangements obtained by the Buyer if, during any applicable Earnout Period, such credit arrangements by the Buyer have contractually limited or precluded the Company from obtaining financing separate and apart from the Buyer.

Notwithstanding the foregoing, upon an Acceleration Event, the Buyer shall pay the Selling Securityholders, upon five Business Days notice, the Liquidated Earnout Amount in cash.

For purposes of this Section 1.9(c), each of the following terms shall have the meaning set forth below:

“Acceleration Event” means the occurrence of any of the following events: (i) the Buyer materially changes the business plan or operations of the Acquired Companies in a manner that could reasonably be expected to impair the ability of the Company to reach the applicable Earnout Amount; (ii) at any time the Buyer is in material breach of Sections 1.9(c)(i), 1.9(c)(ii), or 1.9(c)(iii) and such breach has not been cured within 30 days of receipt by the Buyer of notice of such breach; or (iii) a Change of Control in Buyer occurs.

“Change in Control” means the occurrence of any of the following:

a merger or consolidation in which the Buyer is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Buyer’s outstanding voting stock prior to such transaction; or

the sale, transfer or other disposition of all or substantially all of the assets of the Buyer; or

any reverse merger in which the Buyer is the surviving entity, but in which 50% or more of the Buyer’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Buyer capital stock; or

individuals who constitute the Board at the date of this Agreement cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Buyer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board on the date hereof (the “Incumbent Board”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

“Earnout Liquidation Factor” means (a) in the event of an Acceleration Event occurring after June 30, 2007, the average of (i) the quotient of the last fiscal quarter’s actual EBITDA divided by that fiscal quarter’s budgeted EBITDA and (ii) the quotient of the second to the last fiscal quarter’s actual EBITDA divided by that fiscal quarter’s budgeted EBITDA (but not greater than 1.0) or (b) in the event of an Acceleration Event occurring prior to June 30, 2007, the quotient of the first quarter 2007’s actual EBITDA divided by the first quarter 2007’s budgeted EBITDA (but not greater than 1.0). “Last fiscal quarter” and “second to last fiscal quarter” as used herein shall be in relation to the time of the Acceleration Event and “budgeted EBITDA” shall be the quarterly budgeted EBITDA amounts for 2007 and 2008 set forth on Schedule 1.9(c) hereto, unless and until modified by agreement of the Buyer and the Securityholders’ Representative.

“Liquidated Earnout Amount” means an amount equal to the amount derived by applying Schedule 1.9 assuming, (a) for an Acceleration Event occurring in 2007, that (i) the 2007 Earnout EBITDA equals the product of (x) the 2007 Maximum Target and (y) the Earnout Liquidation Factor and (ii) the 2008 Earnout EBITDA equals the product of (x) the 2008 Maximum Target and (y) the Earnout Liquidation Factor and (b) for an Acceleration Event occurring in 2008, that (i) the 2008 Earnout EBITDA equals the product of (x) the total budgeted EBITDA for 2008 as agreed upon in good faith by the Buyer and the Securityholder’s Representative and (y) the Earnout Liquidation Factor. “EBITDA” as used in this definition shall be determined in a manner consistent with the calculation of “Earnout EBITDA” in Schedule 1.9.

(d)           Acknowledgement of the Parties.  The Buyer, the Company and the Selling Securityholders acknowledge that:  (i) the payment of the Applicable Earnout Amount hereunder is an integral part of the consideration to be received by the Stockholders and the Optionholders pursuant to this Agreement and the transactions contemplated hereby (and that the Applicable Earnout Amount could be zero); (ii) the Applicable Earnout Amount is not dependent upon the operating results of the Buyer or any subsidiary or Affiliate of the Buyer (other than the Acquired Companies); (iii) the right of the Selling Securityholders to a portion of the Applicable Earnout Amount is not transferable other than by operation of Law; (iv) the right of the Selling Securityholders to a portion of the Applicable Earnout Amount shall not be represented by a certificate or other instrument, shall not represent an ownership interest in the Buyer and shall not entitle any Selling Securityholder to any rights common to any holder of Buyer Common Stock; and (v) the right of the Selling Securityholders to payment of the Applicable Earnout Amount shall not bear any interest other than in accordance with Section 1.9(b)(iii).

1.10         Securityholders’ Representative.

(a)           The Selling Securityholders hereby appoint, authorize and empower Mark S. Brouse (Mr. Brouse in such capacity and any successor appointed pursuant to or in accordance with Section 1.10(b), the “Securityholders’ Representative”) to act on behalf of each Selling Securityholder in connection with, and to facilitate the consummation of the transactions under, this Agreement, which shall include the power and authority (i) to make all decisions relating to the determination of any adjustments to the Purchase Price, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Selling Securityholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Selling Securityholders may be required to indemnify the Buyer pursuant to Article VII hereof, provided, that the settlement affects the Selling Securityholders on a proportionate basis with no individual Selling Securityholder becoming liable for more than his or her Pro Rata Share of any claim, (iii) to give and receive all notices required to be given under this Agreement, copies of which shall be promptly provided to each Selling Securityholder, (iv) to execute and deliver the Escrow Agreement, (v) to designate and determine amounts to be paid and recipients of the Estimated Closing Expenses, (vi) to make payment of the Representative Expenses, (vii) collect and/or sell any receivable transferred to the Selling Securityholders pursuant to the terms of this Agreement and to distribute the proceeds thereof to the Selling Securityholders and (viii) to take any and all additional action as is contemplated to be taken by or on behalf of the Selling Securityholders by the terms of this Agreement.

(b)           In the event that the Securityholders’ Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, (i) Kathryn Hoffman-Abby or (ii) in her absence, such person selected by a majority of the Selling Securityholders, shall fill such vacancy and shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement.

(c)           All decisions and actions by the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and the Buyer relating to the determination of any adjustments to the Purchase Price, the defense or settlement of any claims for which the Selling Securityholders may be required to indemnify the Buyer pursuant to Article VII hereof or the payment of the Estimated Closing Expenses or the Representative Expenses shall be binding upon all of the Selling Securityholders, and no Selling Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(d)           By their execution of this Agreement, the Selling Securityholders agree that:

(i)            the Buyer shall be able to rely conclusively on the instructions and decisions of the Securityholders’ Representative as to the determination of any adjustments to the Purchase Price, the settlement of any claims for indemnification by the Buyer pursuant to Article VII hereof, the payment of the Estimated Closing Expenses or the Representative Expenses or any other actions required to be taken by the Securityholders’ Representative hereunder, and no Party hereunder shall have any cause of action against the Buyer or the Securityholders’ Representative for any action taken by the Buyer in reliance upon the instructions or decisions of the Securityholders’ Representative;

(ii)           all actions, decisions and instructions of the Securityholders’ Representative shall be conclusive and binding upon all of the Selling Securityholders, and no Selling Securityholder shall have any cause of action against the Securityholders’ Representative for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for fraud or intentional breach of this Agreement by the Securityholders’ Representative;

(iii)          the provisions of this Section 1.10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Selling Securityholder may have in connection with the transactions contemplated by this Agreement;

(iv)          remedies available at law for any breach of the provisions of this Section 1.10 are inadequate; therefore, the Buyer, the Securityholders’ Representative and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if any such Party brings an action to enforce the provisions of this Section 1.10; and

(v)           the provisions of this Section 1.10 shall be binding upon the executors, heirs, legal representatives and successors of each Selling Securityholder, and any references in this Agreement to a Selling Securityholder or to the Selling Securityholders shall mean and include the successors to the Selling Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(e)           In connection with any material determinations or decisions hereunder, as determined in the good faith discretion of the Securityholders’ Representative, the Securityholders’ Representative shall consult with the ESOP Stockholder regarding such determinations or decisions.

(f)            The Securityholders’ Representative may incur reasonable out-of-pocket expenses (including reasonable attorney’s fees and court costs) on behalf of the Selling Securityholders in his capacity as the Securityholders’ Representative (collectively, the “Representative

Expenses”). If not paid directly to the Securityholders’ Representative by the Selling Securityholders, the Representative Expenses will be paid out of the Representative Fund and thereafter the Representative Expenses may be recovered from any Escrow Cash to be distributed to the Selling Securityholders following the termination of the Escrow Agreement, provided, that, the Securityholders’ Representative shall have delivered a notice to the Buyer and the Escrow Agent not less than five Business Days prior to the termination of the Escrow Agreement setting forth the amount of such Representative Expenses to be paid to the Securityholders’ Representative, and such recovery will be made from the Selling Securityholders according to their respective Pro Rata Share. The Securityholders’ Representative shall cause any balance remaining in the Representative Fund at the termination of the Escrow Agreement to be promptly distributed to the Selling Securityholders according to their Pro Rata Share; provided that the Securityholders’ Representative shall be entitled to retain any portion of the Representative Fund required to fund Representative Expenses related to unresolved Expected Claim Notices or Claim Notices.

1.11         Currency.  All references herein to “Dollars” and amounts preceded by a “$” shall be construed as references to United States dollars.

1.12         Withholding.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Selling Securityholder such amounts as the Buyer is required to deduct and withhold under the Code, or any provisions of foreign, state or local Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Selling Securityholder, in respect of whom such deduction and withholding was made by the Buyer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLING SECURITYHOLDERS REGARDING THE SELLING SECURITYHOLDERS AND THE COMPANY SECURITIES

2.1           Selling Securityholders Representations and Warranties.  Each Selling Securityholder severally represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Section 2.1 are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

(a)           Title to Shares.  Such Selling Securityholder holds beneficially and of record and has good and marketable title to the Common Shares which are to be transferred to the Buyer by such Selling Securityholder pursuant hereto and/or the Company Stock Options which are to become fully vested and exercisable or cancelled, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, options, Security Interests, and adverse claims or rights whatsoever (“Encumbrances”), other than restrictions on transferability under the applicable federal and state securities Laws. Such Selling Securityholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company. Schedule I to this Agreement sets forth a true and correct description of all Company Securities owned or held by such Selling Securityholder.

(b)           Organization of Certain Selling Securityholders.  If such Selling Securityholder is a corporation, trust or other legal entity, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.

(c)           Authorization of Transaction.  Such Selling Securityholder has the full right, power and authority to execute and enter into this Agreement, the Escrow Agreement, the Non-Competition Agreement and all other agreements contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to transfer, convey and sell to the Buyer at the Closing the Common Shares to be sold by such Selling Securityholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Selling Securityholder good and marketable title to such Common Shares, free and clear of any and all Encumbrances, other than any Encumbrances created by the Buyer and any restrictions on transferability under applicable federal and state securities Laws. If such Selling Securityholder is a corporation, trust or other legal entity, the execution and delivery by such Selling Securityholder of the Escrow Agreement, this Agreement and all other agreements contemplated hereby to which it is a party, and the consummation by such Selling Securityholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, trust or other action on the part of such Selling Securityholder. This Agreement, the Escrow Agreement, the Non-Competition Agreement and all other agreements contemplated hereby to which it is a party, have each been, or when executed and delivered by such Selling Securityholder shall be, duly and validly executed and delivered by such Selling Securityholder and each constitutes a valid and binding obligation of such Selling Securityholder, enforceable against such Selling Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

(d)           Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act, and any applicable state securities and antitrust and trade regulation Laws, such Selling Securityholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Entity which would prevent the execution, delivery or performance of this Agreement by such Selling Securityholder or the transfer, conveyance and sale of the Common Shares to be sold by such Selling Securityholder to the Buyer pursuant to the terms hereof. Neither the execution and delivery by such Selling Securityholder of this Agreement, nor the consummation by such Selling Securityholder of the transactions contemplated hereby, will (i) conflict with or violate any provision of the formation or similar documents of such Selling Securityholder, (ii) require on the part of the Selling Securityholder any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, accelerate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Selling Securityholder is a party or by which the Selling Securityholder is bound or to which its assets are subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a material adverse effect upon the consummation of the transactions contemplated hereby or result in any liability to the Company or (B) any notice, consent or waiver the absence of which would not have a material adverse effect upon the consummation of the transactions contemplated hereby or result in any liability to the Company, or (iv) violate any constitution, judgment, ruling, charge, order, writ, injunction, decree, statute, rule or regulation, or other restriction of any Governmental Entity applicable to the Selling Securityholder.

(e)           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of such Selling Securityholder relating to any Common Shares, this Agreement, the Escrow Agreement and all other agreements contemplated hereby, other than any power of attorney, including any stock powers, required to be executed by such Selling Securityholder in connection with the transactions contemplated hereby and delivered to the Buyer at Closing.

(f)            No Claims Against the Company.  Such Selling Securityholder has not at any time instituted any claim, proceeding, action, suit or cause of action against the Company or any of its Affiliates, or any of their respective predecessors or Affiliates in its capacity as a holder of securities of the Company, and is not aware of any grounds for any such claim or proceeding in its capacity as a holder of securities of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING SECURITYHOLDERS REGARDING THE COMPANY

The ESOP Stockholder, severally and not jointly, represents and warrants to the Buyer and each of the Company and the Other Selling Securityholders, jointly and severally, represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). For purposes of this Article III, the phrase “to the knowledge of the Company and the Selling Securityholders” or “of which the Company is aware” or any variation of any of the foregoing or phrase of similar import shall be deemed to refer to the actual knowledge of one or more of the Selling Securityholders of a particular fact, circumstance, event or other matter.

3.1           Organization, Qualification and Corporate Power.

(a)           Section 3.1 of the Disclosure Schedule contains a list for each Acquired Company of its name, its jurisdiction of formation, other jurisdictions in which it is authorized to do business, and its capitalization. Each Acquired Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to conduct its business as it is now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use. Each Acquired Company is duly qualified or licensed to do business as a foreign corporation and is in corporate and tax good standing (where such concepts are recognized under applicable Law) in each state or other jurisdiction where either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Sellers have delivered or made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 5,000,000 Common Shares, of which 196,750 shares are issued and outstanding.

(b)           Schedule I and Section 3.2 of the Disclosure Schedule set forth a list, as of the date of this Agreement, of all the holders of capital stock of the Company, showing the number of shares of such capital stock held by each Stockholder. All of the outstanding equity securities and other securities of each Acquired Company (other than the Company) are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. All of the issued and outstanding shares of capital stock of, or other equity interests in, each of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable. Other than contracts relating to Company Stock Options, there are no unfulfilled contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. All of the issued and outstanding shares of capital stock, or other equity interests in, each of the Acquired Companies have been offered, issued and sold in material compliance with all applicable federal and state securities Laws.

(c)           Section 3.2(c) of the Disclosure Schedule sets forth a list, as of the date of this Agreement of: (i) (A) the number of Common Shares issued to date under each Company Stock Plan, (B) the number of Common Shares subject to outstanding Company Stock Options under each Company Stock Plan, and (C) the number of Common Shares reserved for future issuance under each Company Stock Plan; and (ii) all Optionholders and, with respect to each such Optionholder’s outstanding Company Stock Options, (A) the number of Common Shares subject to such Company Stock Options, (B) the exercise price, the date of grant, the vesting schedule (including any acceleration provisions with respect thereto) applicable to such Company Stock Options, and (C) whether such Company Stock Options are intended to qualify as incentive stock options (within the meaning of Section 422 of the Code). The Company has delivered or made available to the Buyer copies of the Company Stock Plan and each form of stock option agreement evidencing the grant of any outstanding Company Stock Option. All Company Stock Options have been granted in material compliance with applicable federal and state tax and securities Laws and the terms of the applicable Company Stock Plan.

(d)           (i) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of any Acquired Company is authorized or outstanding, (ii) no Acquired Company has an obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of any Acquired Company, (iii) no Acquired Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock, restricted stock, profit participation or other rights based on or measured by the value of any equity security of, or interest in, any Acquired Company.

(e)           There is no agreement, written or oral, between any Acquired Company and any holder of its securities, or, to the Company’s and the Selling Securityholders’ knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act, or voting, of the capital stock of such Acquired Company.

3.3           Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and all other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and all other agreements contemplated hereby to which the Company is a party, have each been, or when executed and delivered by the Company will be, duly and validly executed and delivered by the Company and each constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

3.4           Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act, and any applicable state securities and antitrust and trade regulation Laws, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Organizational Documents of any Acquired Company, (b) require on the part of any Acquired Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, accelerate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument set forth on Section 3.10(d), 3.11 or 3.17(a) of the Disclosure Schedule, (d) result in the imposition of any Security Interest upon any assets of the Acquired Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Acquired Company or any of the properties or assets of any Acquired Company.

3.5           Undisclosed Liabilities.  Except for (a) liabilities that are reflected, or for which reserves were established, on the Most Recent Balance Sheet, (b) liabilities incurred in the Ordinary Course of Business from and after the Most Recent Balance Sheet Date and (c) liabilities arising under this Agreement and the transactions contemplated hereby, the Company has no liabilities of any nature that would be required to be reflected on a balance sheet for the Company prepared in accordance with GAAP or that would be reasonably be expected to have a Company Material Adverse Effect. At the Closing, the Company will have no debt for borrowed money outstanding.

3.6           Tax Matters.

(a)           Filing of Tax Returns.  Each Acquired Company has timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed under any applicable Laws. All such Tax Returns are complete and accurate in all material respects. The Acquired Companies are not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by any Governmental Entity in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Payment of Taxes.  All Taxes due and owing by the Acquired Companies and any of their predecessors or affiliates (whether or not shown on any Tax Returns) have been paid on a timely basis. The unpaid Taxes of the Acquired Companies did not, (i) as of the date of the Most Recent Balance Sheet, exceed the accruals and reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of such Acquired Companies in filing its Tax Returns.

(c)           Audits, Investigations or Claims.  No deficiencies for Taxes of the Acquired Companies have been claimed or proposed or assessed in writing by any Governmental Entity. There are no pending or, to the knowledge of the Selling Securityholders or the Acquired Companies, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Acquired Companies (or their predecessors or affiliates), and there are no matters under discussion with any governmental authorities, or known to the Selling Securityholders or the Acquired Companies, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Acquired Companies (or their predecessors or affiliates). The Company has delivered or made available to Buyer complete and accurate copies of foreign, federal, state and local Tax Returns of the Acquired Companies (and their respective predecessors and affiliates) for the years ended December 31, 2000, 2001, 2002, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (and their respective predecessors) since December 31, 2001. The Tax Returns of the Acquired Companies have been audited by the IRS or the prescribed Governmental Entity in the relevant jurisdiction or are closed by the statute of limitations for all taxable years through the taxable years specified for such Tax Returns in Section 3.6(c) of the Disclosure Schedule. The Acquired Companies have not (nor has any predecessor or affiliate) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority or other Governmental Entity.

(d)           Tax Elections.  All material elections with respect to Taxes affecting any Acquired Company as of the date hereof are set forth on Section 3.6(d) of the Disclosure Schedule. No Acquired Company (i) has agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise;

(ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iii) has made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(e)           Tax Sharing and Pre-Filing Agreements.  There are no Tax-sharing, indemnity, allocation, pre-filing, or advance pricing agreements or similar arrangements with respect to or involving any Acquired Company, and, after the Closing Date, no Acquired Company shall be bound by any such agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)            Other Entity Liability.  No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). No Acquired Company has any liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)           USRPHC.  No Acquired Company has ever been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(h)           Partnerships and Single Member LLCs.  No Acquired Company (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, or (ii) owns a single member limited liability company which is treated as a disregarded entity.

(i)            Disallowance of Interest Deductions.  None of the outstanding indebtedness of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable Law.

(j)            Tax Shelters.  The Acquired Companies have not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(k)           Spin-Offs.  The Acquired Companies have not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2004, and the stock of the Acquired Companies has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2004.

3.7           Assets.

(a)           Each Acquired Company has good and marketable title to all of the material assets (tangible or intangible) purported to be owned by such Acquired Company, free and clear of all Security Interests. Each Acquired Company owns or leases all tangible assets sufficient for the conduct of its business as presently conducted. Such tangible assets, taken as a whole, have been maintained in accordance with normal industry practice, are in functional operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

(b)           Section 3.7(b) of the Disclosure Schedule sets forth a list of all equipment, motor vehicles and assets which have a fair market value of over $25,000 as of the date hereof and which are leased by the Company. Each item of equipment, motor vehicle and other asset that any Acquired Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, if such item of equipment, motor vehicle or other asset were returned to its lessor or owner on the Closing Date in accordance with the applicable lease or contract, the Acquired Company would not be charged any additional payments due to the condition of such item of equipment, motor vehicle or other asset.

3.8           Owned Real Property.  The Company does not currently own, and has not at any time during its existence owned, any Owned Real Property.

3.9           Real Property Leases.  Section 3.9 of the Disclosure Schedule lists all Leases to which any Acquired Company is a party. The Company has made available to the Buyer copies of the Leases. With respect to each Lease:

(a)           such Lease is in full force and effect, and such Lease affords the applicable Acquired Company a valid leasehold interest to the real property that is the subject of the Lease;

(b)           the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           no Acquired Company has collaterally assigned or granted any Security Interest in such Lease; and

(d)           no Acquired Company nor, to the knowledge of the Company or the Selling Securityholders, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending (including the transactions contemplated hereby) or, to the knowledge of the Company and the Selling Securityholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would permit the termination, modification or acceleration of rent under such Lease or would constitute a breach or default by the applicable Acquired Company or, to the knowledge of the Company and the Selling Securityholders, any other party under such Lease.

3.10         Intellectual Property.

(a)           Section 3.10(a) of the Disclosure Schedule lists each registration or application for registration for copyrights and each registered trademark and service mark and any application for registration therefore and each active registered Internet domain name of any Acquired Company. No Acquired Company has any patents or patent applications.

(b)           To the knowledge of the Company and the Selling Securityholders, each Acquired Company owns or has the right to use all Intellectual Property necessary to conduct the business of such Acquired Company as presently conducted. Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. To the knowledge of the Company and the Selling Securityholders, no other person or entity is, as of the date hereof, infringing, violating or misappropriating any of the Company Intellectual Property.

(c)           To the knowledge of the Company and the Selling Securityholders, the use of the Company Intellectual Property by the Acquired Companies does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity. Section 3.10(c) of the Disclosure Schedule lists each written complaint, claim or notice, or written threat thereof, received by any Acquired Company alleging any such infringement, violation or misappropriation since January 1, 2004. The Acquired Company has made available to the Buyer a summary of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property owned by any Acquired Company.

(d)           Section 3.10(d) of the Disclosure Schedule identifies each license or other agreement currently in effect pursuant to which any Acquired Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

(e)           Section 3.10(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than any Acquired Company, and the license or agreement pursuant to which any Acquired Company uses it, if any (excluding non-customized, off the shelf software programs licensed by any Acquired Company pursuant to “shrink wrap” or “click-through” licenses).

3.11         Contracts.

(a)           Section 3.11 of the Disclosure Schedule lists the following agreements (written or oral) to which any Acquired Company is a party as of the date of this Agreement:

(i)            any agreement for the lease of personal property from or to third parties providing for lease payments by any Acquired Company in excess of $25,000 per annum;

(ii)           any agreement for the purchase of products or for the receipt of services which involves the payment by any Acquired Company of more than the sum of $25,000 per annum;

(iii)          any partnership, joint venture or limited liability company agreement;

(iv)          any agreement under which any Acquired Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money or any capitalized lease obligation, or under which any Acquired Company has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)           any agreement for the acquisition of a business or entity, or substantially all of the assets of a business or entity (including by merger or consolidation);

(vi)          any agreement concerning noncompetition or nonsolicitation, or an agreement that otherwise materially restricts the ability of any Acquired Company to compete, to which any Acquired Company is a party;

(vii)         any agreement for the employment of any individual on a full-time, part-time, consulting or other basis that is not terminable at will by the applicable Acquired Company and without the payment of severance, termination or similar compensation or benefits (other than required by Law) and which agreement requires payment of amounts after the date hereof in excess of $75,000 of base pay per annum;

(viii)        any agreement under which any Acquired Company has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(ix)           any agreement in which any current or former officer, director or stockholder of the Company is directly or indirectly interested, including any agreement subject to Section 5.17;

(x)            any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $25,000; and

(xi)           any agreement (other than agreements of the type described in subclauses (i) through (x) above) that involves aggregate future payments by any Acquired Company in excess of $50,000 per annum, other than an agreement entered into in the Ordinary Course of Business.

(b)           The Company has made available to the Buyer a copy of each written agreement listed in Section 3.10 or Section 3.11 of the Disclosure Schedule (the “Scheduled Agreements”). As of the date hereof, neither any Acquired Company nor, to the knowledge of the Company or the Selling Securityholders, any other party, is in material breach or default under, any Scheduled Agreement, and no event has occurred, is pending (including the transactions contemplated hereby) or, to the knowledge of the Company and the Selling Securityholders, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by any Acquired Company or, to the knowledge of the Company and the Selling Securityholders, any other party under a Scheduled Agreement.

3.12         Accounts Receivable.  All accounts receivable of any Acquired Company reflected on the Most Recent Balance Sheet (other than those collected since such date) are valid receivables and are not subject to material setoffs or counterclaims, except as reflected in reserves on the Most Recent Balance Sheet. All accounts receivable (including receivables on the Closing Balance Sheet) of any Acquired Company that have arisen since the Most Recent Balance Sheet Date are valid receivables and are not subject to setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms within 120 days of Closing at their recorded amounts, except as reflected in reserves for uncollectible accounts in such Acquired Company’s books and records.

3.13         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Acquired Company.

3.14         Insurance.  Section 3.14 of the Disclosure Schedule lists each insurance policy (including medical malpractice, fire, theft, casualty, comprehensive general liability, workers’ compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which any Acquired Company is a party, all of which are in full force and effect. To the knowledge of the Company and the Selling Securityholders, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid or reflected in the Financial Statements (unless such premiums became due after the date of the Financial Statements), no Acquired Company is liable for retroactive premiums, and each Acquired Company is otherwise in compliance in all material respects with the terms of such policies. No Acquired Company, nor to the knowledge of the Company and the Selling Securityholders, any other party to such policy is in material breach or default and no event has occurred that, with the notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration under the policy and, to the knowledge of the Company and the Selling Securityholders, no party has repudiated any provision of any such policy. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Unless a different level of medical malpractice insurance is required to be maintained by the Company by a particular State or individual facility, the Company has, as of the date of this Agreement, professional liability insurance coverage of $1,000,000 per claim, with a per claim deductible of $100,000.

3.15         Litigation.  Section 3.15 of the Disclosure Schedule sets forth each instance in which any Acquired Company is party or, to the knowledge of the Company and the Selling Securityholders, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity. There are no injunctions, judgments, orders or decrees outstanding against any Acquired Company on the date hereof.

3.16         Employees.

(a)           Section 3.16(a) of the Disclosure Schedule contains a list of all current employees of the Acquired Companies whose annual base salary exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. As of the date hereof, no Acquired Company employee at the Vice President level or higher has provided notice of such employee’s intent to terminate employment with such Acquired Company and, as of the date hereof, to the knowledge of the Company, no such employee presently plans to terminate employment with such Acquired Company.

(b)           No Acquired Company is now or has been a party to or bound by any collective bargaining or similar agreement, nor during the past five years has any Acquired Company experienced any strikes, slowdowns, work stoppages, grievances, lockouts, claims of unfair labor practices or other collective bargaining disputes and, to the knowledge of the Company, no such strikes, slowdowns, work stoppages, grievances, lockouts, claims of unfair labor practices or other collective bargaining disputes are threatened. There are no labor unions or other organizations, either currently or within the past five years, representing, purporting to represent or, to the knowledge of the Company, attempting to represent any employees of any Acquired Company.

(c)           No Acquired Company has violated any law, order, judgment or arbitration award of any court, arbitrator or government authority regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including any laws, orders, judgments or awards relating to wrongful discharge, discrimination, personal rights, leaves of absence, wages, hours, collective bargaining, fair labor standards or occupational health and safety.

(d)           Each Acquired Company has properly classified all of its service providers as either employees or independent contractors. Each Acquired Company has withheld and paid to the appropriate governmental authority all amounts required to be withheld from compensation paid to its employees and is not liable for any arrears of taxes, penalties or other sums for failure to withhold and pay applicable taxes. Each Acquired Company has paid in full to its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim in dispute against any Acquired Company with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened with respect to any current or former service providers of such Acquired Company.

(e)           In the three years prior to the date hereof, no Acquired Company has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of any Acquired Company. No Acquired Company has material liabilities, whether contingent or absolute, relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier to the extent required by applicable Law. With respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)            Section 3.16(f) of the Disclosure Schedule sets forth any and all indebtedness in excess of $10,000 owed by any current or former employee, consultant or director of any Acquired Company to any Acquired Company.

3.17         Employee Benefits.

(a)           Section 3.17(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing (including all amendments thereto), (ii) written summaries of all unwritten Company Plans, (iii) all related current trust agreements, insurance contracts and summary plan descriptions and material written employee communications distributed generally to employees within 12 months preceding the date hereof regarding such Company Plans, (iv) the most recent annual reports filed on IRS Form 5500 (including all exhibits and attachments thereto) for each Company Plan, (v) if a Company Plan is intended to qualify under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to such Company Plan, and (vi) all material, non-routine communications with any governmental entity or agency, including the U.S. Department of Labor, the IRS and the Pension Benefit Guaranty Corporation, within the three years preceding the date hereof and relating to a Company Plan have been made available to Buyer. Except as necessary to comply with applicable Laws, none of the Acquired Companies has made any plan or commitment to create any new or additional Company Plan or to modify any existing Company Plan that would result in a material increase in the compensation or benefits provided to any current or former employee, consultant or director of any Acquired Company or the spouses, beneficiaries or other dependents thereof.

(b)           Each of the Acquired Companies has, in all material respects, (i) timely made or, to the extent not yet due, accrued on its consolidated financial statements, all required contributions (including all employer contributions and employee salary reduction contributions) thereto, and (ii) timely paid all premiums and expenses to or in respect of such Company Plan. Each of the Acquired Companies and each Company Plan are in compliance in all material respects with the applicable provisions of ERISA, the Code and foreign law applicable to any Company Plan and any regulations thereunder. Except as set forth on Section 3.17(b) of the Disclosure Schedule, no Company Plan or related trust holds assets that include securities issued by any Acquired Company.

(c)           With respect to each Company Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of a Company Plan in connection with which any Acquired Company or a fiduciary could reasonably be expected to incur a material liability have occurred; and (ii) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in material liability to any Acquired Company has occurred; and (iii) no lien has been imposed under the Code, ERISA or any comparable foreign law.

(d)           There are no Legal Proceedings (including without limitation any audits or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign Governmental Authority), except claims for benefits payable in the normal operation of the Company Plans, pending or, to the knowledge of the Company, threatened, against, by, on behalf of, relating to or involving any Company Plan.

(e)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS on which each Acquiring Company that is a participating employer in such Company Plan is entitled to rely and (i) no prototype plan has been modified or amended such that the plan would be considered an individually designed plan, (ii) no such determination or opinion letter has been revoked and revocation has not been threatened, and (iii) no act or omission has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. Each Company Plan that is intended to qualify under any law of any foreign jurisdiction has received any required approval of a governmental authority of a foreign jurisdiction which approval has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or is likely to adversely affect such qualification or approval.

(f)            No Company Plan is, and no Acquired Company nor any ERISA Affiliate maintains, contributes to, or, in the six years preceding the date of this Agreement, has maintained or been obligated to contribute to an Employee Benefit Plan subject to Section 412 of the Code, Title IV of ERISA or comparable funding obligations imposed under the laws of any foreign jurisdiction.

(g)           At no time in the six years preceding the date of this Agreement has any Acquired Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (as defined in Section 413(c) of the Code).

(h)           No Acquired Company has obligations under any Company Plan or otherwise to provide benefits after termination of employment or service to any current or former employees, consultants or directors of any Acquired Company (or to any spouse, dependent or beneficiary of any of the foregoing), including but not limited to obligations to provide health, accident, disability or life insurance coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges provided under state law. There has been no communication to any current or former employee, consultant or director or any retiree of any Acquired Company, or the spouses, dependents or beneficiaries of any of the foregoing, that would reasonably be expected to promise or guarantee any such health, accident, disability or life insurance coverage.

(i)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of any Acquired Company or any group of such employees, consultants or directors to any payment or benefit; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(j)            Each Company Plan that is a nonqualified deferred compensation plan subject to Code Section 409A has been operated and administered in good faith compliance with Code Section 409A from the period beginning January 1, 2005 through the date hereof.

(k)           With respect to each Company Plan providing compensation or benefits to any employee or former employee of any Acquired Company (or any dependent or beneficiary thereof) which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan has been funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of any Acquired Company by reason of such Foreign Plan.

(l)            Each Acquired Company is in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of Section 4980B of the Code, as amended, and the regulations (including proposed regulations) thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(m)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Code Section 280G (whether or not such payment is considered to be reasonable compensation for services rendered).

(n)           ESOP Stockholder.

(i)            The ESOP Stockholder and the ESOP Stockholder Trust have been operated and administered at all times in compliance with their terms and with the provisions of applicable Law, including without limitation, applicable provisions of ERISA and the Code. Since inception, (A) the ESOP Stockholder and the ESOP Stockholder Trust have been tax-qualified and tax-exempt, and (B) the ESOP Stockholder has constituted a valid “employee stock ownership plan” (within the meaning of Code Section 409).

(ii)           No Person has made an election under Section 1042(a)(1) of the Code with respect to any Common Shares or other securities held by the ESOP Stockholder Trust.

(iii)          In connection with the transactions contemplated by this Agreement, the ESOP Stockholder has retained the services of the Independent Fiduciary. The Independent Fiduciary is an “investment manager” (within the meaning of Section 3(38) of ERISA) of the ESOP Stockholder and has full discretionary investment management authority with respect to the Common Shares held by the ESOP Stockholder Trust. The Independent Fiduciary has sole authority, power and responsibility to determine whether the ESOP Stockholder will participate in the transactions contemplated by this Agreement and to direct the ESOP Stockholder Trustee to so participate. The Independent Fiduciary has obtained an opinion rendered to the Independent Fiduciary by Duff & Phelps, an “independent appraiser” (within the meaning of Code Section 401(a)(28)(C)) of the ESOP Stockholder, on which the Independent Fiduciary is entitled to rely, stating that the consideration to be received by the ESOP Stockholder with respect to such transactions constitutes no less than fair market value for the ESOP Stockholder’s interest in the Company and that the ESOP Stockholder’s sale of the Common Shares pursuant to this Agreement is fair in all respects to the ESOP Stockholder and its participants (the “Independent Valuation”).

(iv)          (A) the transactions contemplated by this Agreement are fair to the ESOP Stockholder and its participants, (B) the ESOP Stockholder’s sale of Common Shares pursuant to this Agreement will not result in a violation of ERISA or the Code, including without limitation, a violation of Section 406 or Section 407 of ERISA or Section 4975 of the Code, and (C) voting rights with respect to Common Shares held by the ESOP Stockholder Trust need not be passed through to any participants in or beneficiaries or alternate payees of the ESOP Stockholder with regard to the transactions contemplated by this Agreement and, in each case, the Independent Fiduciary has advised the ESOP Stockholder of the same. Based on the Independent Fiduciary’s review of the Independent Valuation and all other relevant facts and circumstances, the Independent Fiduciary has issued written instructions to the ESOP Stockholder Trustee to execute this Agreement on behalf of the ESOP Stockholder Trust and to take all steps necessary or desirable to sell the Common Shares held by the ESOP Stockholder Trust in accordance with the terms of this Agreement (the “Trustee Directions”).

(v)           The Company, the ESOP Stockholder and the ESOP Stockholder Trustee, as applicable, have taken all steps necessary to ensure that (A) repayment of the ESOP Stockholder Loans in connection with the transactions contemplated by this Agreement will not violate Section 406 or Section 407 of ERISA or constitute nonexempt prohibited transactions (within the meaning of Section 4975 of the Code), and (B) the sale of the Common Shares held by the ESOP Stockholder pursuant to this Agreement will not cause an event of default or otherwise violate the terms of any ESOP Stockholder Loan or related pledge or security agreement.

3.18         Environmental Matters.

(a)           Each Acquired Company is in compliance with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company and the Selling Securityholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any Acquired Company.

(b)           Each Acquired Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of its business.

(c)           No Acquired Company is a party to or bound by any court order, administrative order, consent order or other agreement between such Acquired Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

3.19         Legal Compliance.  Each of the Acquired Companies is, and since January 1, 2004 has been, in compliance with each applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any federal, state, local or foreign government, or any Governmental Entity, including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq., no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to the knowledge of the Company or the Selling Shareholders, threatened against any of them alleging any failure to so comply.

3.20         Existing Customers and Suppliers.  As of the date hereof, neither the Company nor any of the Selling Securityholders has reason to believe that any customer or supplier of any

Acquired Company will not continue to do business with the Buyer after the Closing Date as a result of this transaction.

3.21         Permits.  Section 3.21 of the Disclosure Schedule sets forth a list of all unexpired Permits issued to and held by any Acquired Company. Each such Permit is in full force and effect, the applicable Acquired Company is in material compliance with the terms of each such Permit, and, to the knowledge of the Company and the Securityholders, no suspension or cancellation of such Permit is threatened as of the date hereof. Neither the Company nor the Stockholders has any knowledge of any existing condition that would cause any such Permit to fail to continue in full force and effect immediately following the Closing.

3.22         Certain Business Relationships With Affiliates, Officers and Directors.  No Affiliate, officer or director of any Acquired Company (other than another Acquired Company) (a) owns any property or right, tangible or intangible, which is used in the business of any Acquired Company, or (b) owes any money to, or is owed any money by, any Acquired Company. Section 3.22 of the Disclosure Schedule describes any business transactions or relationships (other than those based on his or her status as an officer or director) between any Acquired Company and any Affiliate (other than another Acquired Company), officer or director of any Acquired Company which occurred or have existed since the beginning of the time period covered by the Financial Statements. No Affiliate, officer or director of any Acquired Company owns any interests in an entity that is competitive with the business of any Acquired Company.

3.23         Books and Records.  The minute books and other similar records of the Acquired Companies are correct and complete in all material respects. Section 3.23 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Acquired Companies and the names of persons having signature authority with respect thereto or access thereto.

3.24         Brokers’ Fees.  No Acquired Company has any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.25         Financial Statements.  The Company has provided, or made available, to the Buyer the following financial statements (collectively, the “Financial Statements”):  (i) audited consolidated balance sheets and statement of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 (the “Most Recent Fiscal Year End”) for the Company and its subsidiaries; and (ii) unaudited consolidated balance sheet as of September 30, 2006 and the unaudited statement of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine months ended September 30, 2006 (the “Most Recent Balance Sheet Date”) for the Company and its subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all respects that are material to the business of the Acquired Companies taken as a whole the financial condition of the Company and its subsidiaries as of such dates and the results of operations of the Company and its subsidiaries for such periods, and are consistent with the books and records of the Company and its subsidiaries.

3.26         Guarantees.  No Acquired Company is a guarantor or otherwise liable for any liability (including indebtedness) of any other Person (other than another Acquired Company).

3.27         Earnout Payments.  No Acquired Company has any current or future liabilities with respect to any earnout payments or other contingent payments with respect to any acquisition of assets or that would be triggered as a result of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company and the Selling Securityholders that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1           Organization, Qualification and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in corporate and tax good standing (where such concepts are recognized under applicable Law) in each state or other jurisdiction where the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

4.2           Authorization of Transaction.  The Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which the Buyer is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and all other agreements contemplated hereby to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and all other agreements contemplated hereby to which the Buyer is a party have each been, or when executed and delivered by the Buyer will be, duly and validly executed and delivered by the Buyer and each constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

4.3           Noncontravention.  Subject to compliance with the applicable requirements of the Securities Act, and any applicable state securities and antitrust and trade regulation Laws and the Exchange Act, neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, accelerate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer is a party or by which the Buyer is bound or to which its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or have a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not have a Buyer Material Adverse Effect, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

4.4           Litigation.  There are no actions, suits or legal, administrative or arbitration proceedings pending against, or, to the Buyer’s knowledge, threatened against, the Buyer which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.5           Investment Intent.  The Common Shares and the Company Stock Options will be acquired by the Buyer for its own account without a view to a distribution or resale thereof. The Common Shares and the Company Stock Options will only be sold or otherwise disposed of by the Buyer pursuant to a registration or an exemption therefrom under the Securities Act and in compliance with any other applicable securities laws.

4.6           Sophistication of the Buyer.  The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely on its own independent investigation, analysis and evaluation of the Acquired Companies and the express representations and warranties of the Company and the Selling Securityholders contained herein.

4.7           Buyer Financial Capacity.  The Buyer has access to and at the Closing will have on hand, or has available to it from credit or other financing commitments already in place, sufficient cash to enable it to timely perform its obligations hereunder, including to pay the Purchase Price as provided in Sections 1.5 and 1.6, to deliver the Escrow Cash at Closing, pay any purchase price adjustment pursuant to Section 1.7, pay any Earnout Amount pursuant to Section 1.9 and pay all fees and expenses payable by the Buyer in connection with this Agreement and the transactions contemplated hereunder.

4.8           SEC Filings; Financial Statements.

(a)           The Buyer has filed with the U.S. Securities and Exchange Commission (the “SEC”) and made available to the Company or its representatives copies of all forms, reports, schedules, statements and other documents required to be filed by the Buyer with the SEC since January 1, 2005 (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements (including, in each case, any related notes) included or incorporated by reference in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statement) and fairly present the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.

(c)           The Buyer has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with GAAP consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of the Buyer and its subsidiaries is compared with the existing assets at reasonable intervals in connection with the preparation of annual audits of the Buyer’s consolidated financial statements and appropriate action is taken with respect to any differences.

ARTICLE V
COVENANTS

5.1           Closing Efforts.  Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2           Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)           The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties listed on Sections 3.4 and 3.9(b) of the Disclosure Schedule.

5.3           Operation of Business.  Except as contemplated by this Agreement or set forth on Section 5.3 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing, the Acquired Companies shall conduct their operations in the Ordinary Course of Business and in material compliance with all laws and regulations applicable to the operation of its business and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. The Buyer acknowledges that officers and employees of the Acquired Companies may voluntarily terminate employment with such entities and that the Acquired Companies have no control over such voluntary terminations. Except as contemplated by this Agreement or set forth on Section 5.3 of the Disclosure Schedule and subject in all events to applicable Law, without limiting the generality of the foregoing, prior to the Closing, the Acquired Companies shall not, without the written consent of the Buyer:

(a)           take any action to amend, or authorize the amendment of their Organization Documents;

(b)           issue, sell, or otherwise dispose of any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

(c)           issue any note, bond, or other debt security or intentionally create, incur, assume or guarantee any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the Ordinary Course of Business;

(d)           mortgage, pledge, or subject to any lien, charge or any other encumbrance any of assets, tangible or intangible, or properties, other than Permitted Encumbrances;

(e)           sell, lease, assign, or transfer any of its assets, tangible or intangible, except in the Ordinary Course of Business;

(f)            declare, set aside or pay any divided or make any distribution with respect to its capital stock (whether in cash or kind) or redeem, purchase or otherwise acquire any of its capital stock;

(g)           cancel, compromise, waive or release any debts or claims, except in the Ordinary Course of Business;

(h)           delay or postpone the payment of accounts payable and other liabilities, except in the Ordinary Course of Business;

(i)            merge or consolidate with or into any corporation or other entity;

(j)            pay, promise or grant, whether orally or in writing, any increase in the wages, salaries, bonuses, other compensation, pensions, severance payments, fringe benefits or other benefits payable by any Acquired Company to any of its employees, consultants or directors, including any increase or change pursuant to any Company Plan, other than increases with respect to non-officer employees of any Acquired Company in the Ordinary Course of Business; (ii) enter into, promise to enter into or amend any Company Plan (except as required by Law);

(k)           make or change any material Tax election or make any termination, revocation or cancellation of any such election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(l)            modify, amend, alter or terminate any of its executory contracts identified in Section 3.11 of the Disclosure Schedule;

(m)          take or permit any act or omission constituting a material breach or default by any Acquired Company under any contract, indenture or agreement identified in Section 3.11 of the Disclosure Schedule;

(n)           fail to operate its business and maintain its books, accounts and records in the Ordinary Course of Business;

(o)           enter into any lease, contract, agreement or understanding (or series of related leases, contracts, agreements or understandings), or amendment thereto, other than those entered into in the Ordinary Course of Business and which call for payments by any Acquired Company which payments under each such lease, contract, agreement or understanding do not exceed $50,000 in any one year period;

(p)           accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $50,000 in any one year period to which any Acquired Company is a party or by which any of them is bound;

(q)           incur any capital expenditure in excess of $25,000 in an instance or $100,000 in the aggregate;

(r)            make any capital investment in or any acquisition of the securities or assets of, any other Person (or series of related capital investments and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(s)           make any loans or advances of money, other than to directors, officers or employees for business expenses in the Ordinary Course of Business;

(t)            enter into any agreement the primary purpose of which is to provide indemnification or any collective bargaining agreement, whether written or oral, or modify the terms of any existing such agreement;

(u)           transfer, assign or grant any license or sublicense to any rights under or with respect to Company Intellectual Property;

(v)           enter into any other transaction with, any of its directors, officers and employees outside of the Ordinary Course of Business;

(w)          disclose any Confidential Information; or

(x)            commit or agree to do any of the foregoing in the future.

5.4           Access to Information.

(a)           Subject to applicable laws, the Company shall permit representatives of the Buyer (including legal and tax counsel) to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, personnel, financial, tax and accounting records (including the work papers of the Company’s independent accountants; provided that such accountants’ form of access letter or other reasonably requested documentation has been executed), contracts, other records and documents, and personnel, of or pertaining to the Acquired Companies.

(b)           Within 20 days after the end of each month after the date hereof ending prior to the Closing, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month. Such financial statements shall present fairly in all material respects the financial condition and results of operations of the Company taken as a whole as of the dates thereof and for the periods covered thereby, and shall be consistent in all material respects with the books and records of the Company.

(c)           The Buyer (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. Notwithstanding the previous sentence, the Buyer may disclose any and all Confidential Information to any banking or lending institution in connection with any loan or loan application so long as such banking or lending institution is aware of the confidential nature of the information and agree to treat and hold as confidential such information to the same extent and manner as agreed by the Buyer.

(d)           Nothing in this Section 5.4 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets of third parties or violate any of its respective obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) result in any violation of Law.

5.5           Expenses.  Except as specifically set forth in this Agreement and the Escrow Agreement, each of the Parties shall bear its own costs and expenses related to third party legal and accounting fees and expenses paid or incurred in connection with this Agreement and the transactions contemplated hereby.

5.6           Notification.  Between the date of this Agreement and the Closing Date, the Company and each Stockholder will promptly notify Buyer in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of the Stockholders’ or the Company’s representations and warranties as of the date of this Agreement, or if such Stockholder or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company and each Stockholder will promptly notify Buyer of the occurrence of any breach of any covenant of the Company or any Stockholder or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

5.7           Director and Officer Indemnification.

(a)           Section 5.7 of the Disclosure Schedule lists each indemnification agreement or arrangement currently in place to which the Company and one or more current or former officers or directors of the Company is a party. From and after the Closing Date, the Buyer shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Closing Date were directors or officers of any Acquired Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of any Acquired Company at any time prior to the Closing Date. The Buyer agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation or by-laws of any Acquired Company as now in effect, and any indemnification agreements or arrangements of any Acquired Company shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, the Buyer shall pay any expenses of any Indemnitee under this Section 5.7, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)           For the six-year period commencing immediately after the Closing Date, the Buyer shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that the Buyer may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.7(b).

(c)           The provisions of this Section 5.7:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(d)           The obligations of the Buyer under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the

Indemnitees to whom this Section 5.7 applies shall be third-party beneficiaries of this Section 5.7).

5.8           Employment Matters.

(a)           Employee Benefits.  Each individual who is an employee of any Acquired Company immediately prior to the Closing shall continue as an employee of such Acquired Company immediately after the Closing (each, a “Continuing Employee”). Effective as of the Closing Date and until the first anniversary thereof, subject to Section 5.8(b) below, the Buyer shall cause the Company (or one of its Affiliates after the Closing) to provide to each Continuing Employee health and welfare benefits that are, in the aggregate, substantially comparable to the health and welfare benefits provided to such Continuing Employee as of the date of this Agreement. For the avoidance of doubt, for purposes of this Section 5.8, “health and welfare” benefits shall not include any cash or equity compensation, any vacation or other Paid Time Off accrual, or any benefit previously provided to a Continuing Employee as a result of his or her participation in the Vista Staffing Solutions Employee Stock Ownership Plan. For purposes of determining eligibility to participate and vesting where length of service is relevant under any benefit plan or arrangement in which any Continuing Employee becomes eligible to participate, Continuing Employees shall receive service credit for service with any Acquired Company prior to the Closing Date to the same extent such service credit was granted under comparable Company Plans. Buyer shall, to the extent permitted under any applicable benefit plans or arrangements in which Continuing Employees become eligible to participate, (i) cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid in the plan year including the date on which the Continuing Employee becomes eligible to participate in the applicable plans or arrangements of the Buyer, in satisfaction of any applicable deductible or out-of-pocket requirements.

(b)           Paid Time Off Accrual.  No later than December 31, 2006, each Acquired Company shall pay to its respective employees (and properly reflect on its consolidated financial statements) the cash value of any accrued Paid Time Off in excess 200 hours such that, as of the Closing Date, no Continuing Employee shall remain entitled to accrued Paid Time Off in excess of 200 hours.

(c)           No Third-Party Rights; No Right to Continued Employment.  No provision of this Section 5.8 shall create any third-party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of (i) continued employment (or resumed employment) with Buyer, any Acquired Company or any of their Affiliates, or (ii) any benefits that may be provided, directly or indirectly, under any Company Plans or any similar plan or arrangement which may be established or maintained by Buyer, any Acquired Company or any of their respective Affiliates. No provision of this Section 5.7 shall obligate Buyer, any Acquired Company or any of their Affiliates to adopt or maintain any benefit plan at any time.

5.9           Company ESOP Matters.

(a)           On or prior to the Closing Date, the Company shall adopt resolutions amending the ESOP Stockholder and the ESOP Stockholder Trust, as applicable, subject to the consummation of the Closing and effective as of the Closing Date, (i) to eliminate the right to receive distributions in the form of installment payments, (ii) to provide that distributions shall be made only in the form of lump-sum distributions, (iii) to provide that no employee of the Company shall become a participant in the ESOP Stockholder on or after the Closing Date, (iv) to provide that distributions of the accounts of participants (and beneficiaries and alternate payees) in the ESOP Stockholder on or after the Closing Date shall be made only in the form of cash, and shall not be made in the form of Common Shares or other securities, (v) to provide that the ESOP Stockholder shall be a profit sharing plan (within the meaning of Internal Revenue Code Section 401), and shall cease to be (A) a stock bonus plan and (B) an employee stock ownership plan (within the meaning of Internal Revenue Code Sections 401 and 4975). Such amendments shall be made in accordance with Internal Revenue Code Section 411(d)(6), Treasury Regulation Section 1.411(d)-4 and ERISA Section 204(g).

(b)           On or prior to the Closing Date, the Company shall make an employer contribution in cash to the ESOP Stockholder for 2006 in an amount at least sufficient to enable the ESOP Stockholder to pay on its current indebtedness the amount that the Company has scheduled to contribute to the ESOP Stockholder for the 2006 Plan Year for such purposes, but not less than an amount equal to the same percentage of the compensation of ESOP Stockholder participants for the 2005 Plan Year that the Company contributed to the ESOP Stockholder for 2005. The ESOP Stockholder shall use such cash contribution to reduce its indebtedness in accordance with the terms of its outstanding debt.

(c)           Effective no later than the Closing Date, the Company shall take all actions necessary to merge the ESOP Stockholder into the Vista Staffing Solutions, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”). The terms of such merger shall provide that (i) the assets of the ESOP Stockholder, including the net proceeds (after payment of any related ESOP Stockholder debt) from the sale by the ESOP Stockholder of Common Shares, the right to the ESOP Stockholder’s Pro Rata Share of the Earnout Amount, Pro Rata Share of the Representative Fund and any other assets of the ESOP Stockholder, shall be transferred to the 401(k) Plan, (ii) all indebtedness of the ESOP Stockholder, including without limitation the ESOP Stockholder Loans, shall be paid in full and cancelled as of the Closing Date, (iii) each ESOP Stockholder participant’s final account balance in the ESOP Stockholder shall be credited to an individual account in the 401(k) Plan for such participant, (iv) each such participant’s account in the 401(k) Plan shall be subject to a vesting schedule which is the same (to the extent permissible under applicable law) as the vesting schedule of such participant’s account with the ESOP Stockholder, (v) the fractional interest of each participant in the ESOP Stockholder’s Pro Rata Share of the Earnout Amount and Pro Rata Share of the Representative Amount shall be credited to each participant’s individual account, and (vi) such participants’ accounts in the 401(k) Plan shall be distributed to or for the benefit of such participants in accordance with the provisions of the 401(k) Plan. The Pro Rata Shares of the ESOP Stockholder in the Earnout Amount and the Representative Amount shall be allocated to the ESOP Stockholder participants as follows: (1) the fractional interest attributable to Common Shares that were allocated in the ESOP Stockholder to the individual accounts of ESOP Stockholder participants (including the employer contribution for 2006) shall be credited to the accounts of said participants, and (2) the fractional interest attributable to Common Shares that were not so allocated shall be credited to the accounts of ESOP Stockholder participants in the same proportion as the net proceeds (after payment of any related ESOP Stockholder Loans) from the sale of such unallocated Common Shares were allocated. Effective no later than the Closing Date, the 401(k) Plan shall be amended by the Company to accommodate said merger and to contain provisions consistent with the provisions of this Section 5.9.

(d)           As soon as practical and in any event within ninety (90) days following the Closing Date, the Company shall submit an application to the IRS for a determination letter covering the merger of the ESOP Stockholder into the 401(k) Plan and the continued qualification of the 401(k) Plan. The Company shall adopt such amendments as may be requested or required by the IRS as a condition to issuing a favorable determination letter in response to such application.

5.10         Tax Matters.

(a)           Tax Returns for Pre-Closing Tax Periods.  Buyer shall prepare or cause to be prepared in a manner consistent with the past practices of the Acquired Companies and timely file or cause to be timely filed all Tax Returns for the Acquired Companies for all Pre-Closing Tax Periods (but not for Straddle Periods or any portion thereof) that are to be filed after the Closing Date; provided, however, that, subject to the Dispute Notice process below, Buyer shall not be required to take a position or other method of reporting in such Tax Return if the Arbiter makes a determination that such position or method of reporting is not reasonably likely to be sustained upon audit. Buyer shall provide to the Securityholders’ Representative drafts of all such Tax Returns for review and comment at least 30 days prior to the due date for the filing of each such Tax Return, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than 15 days after Buyer has provided such Tax Return, or such shorter period as is necessary to allow for the timely filing of such Tax Return, the Securityholders’ Representative shall notify Buyer of the existence of any objection, specifying in reasonable detail the nature and basis of such objection, the Securityholders’ Representative may have to any item set forth on such draft Tax Return (a “Dispute Notice”). The Buyer and the Securityholders’ Representative agree to consult and resolve in good faith any such objection. Buyer shall not file any Tax Return subject to this Section 5.10(a) without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. If Tax Returns are not prepared and provided in accordance with this Section 5.10(a), the Selling Securityholders shall not be liable for any subject Taxes. Within 15 days after the date on which Taxes are paid with respect to such periods, the Buyer and the Securityholders’ Representative shall execute and deliver written notice instructing the Escrow Agent to distribute to the Buyer the amount, if any, by which such Taxes of the Acquired Companies for such periods exceed reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the Company’s Most Recent Financial Statements (rather than in any notes thereto) and taken into account in calculating Closing Working Capital.

(b)           Apportionment of Taxes for Straddle Periods. All Taxes with respect to or of the Acquired Companies that relate to a Straddle Period shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of Taxes that are either (A) based upon or related to income, receipts, capital or net worth, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which shall be governed by Section 5.10(f)), such Taxes apportioned to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis other than those described in clause (i), including but not limited to property taxes and similar ad valorem obligations, such Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. All transactions not in the ordinary course of business occurring on the Closing Date after the Closing shall be apportioned to a Post-Closing Tax Period.

(c)           Tax Returns for Straddle Periods. Buyer shall prepare or cause to be prepared in a manner consistent with the past practices of the Acquired Companies and timely file or cause to be timely filed all Tax Returns for the Acquired Companies for all Straddle Periods; provided, however, that, subject to the Dispute Notice process, Buyer shall not be required to take a position or other method of reporting in such Tax Return if the Arbiter makes a determination that such position or method of reporting is not reasonably likely to be sustained upon audit. Buyer shall provide to the Securityholders’ Representative drafts of all such Tax Returns for review and comment at least 30 days prior to the due date for the filing of each such Tax Return, including extensions, or such shorter period as is necessary to allow for the timely filing of such Tax Return. Not later than 15 days after Buyer has provided such Tax Return, or such shorter period as is necessary to allow for the timely filing of such Tax Return, the Securityholders’ Representative shall provide to Buyer any Dispute Notice. Buyer and the Securityholders’ Representative agree to consult and resolve in good faith any such objection. Buyer shall not file any Tax Return subject to this Section 5.10(c) without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. If such Tax Returns are not prepared and provided in accordance with this Section 5.10(c), the Selling Securityholder shall not be liable for any subject Taxes. Within 15 days after the date on which Taxes are paid with respect to such periods, the Buyer and the Securityholders’ Representative shall execute and deliver written notice instructing the Escrow Agent to distribute to the Buyer the amount, if any, by which such Taxes of the Acquired Companies that are attributable to the Pre-Closing Tax Period pursuant to Section 5.10(b) exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the Company’s Most Recent Financial Statements (rather than in any notes thereto) and taken into account in calculating Closing Working Capital.

(d)           Cooperation on Tax Matters.  Buyer, the Acquired Companies, the Securityholders’ Representative and the Selling Securityholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding, the provision of powers of attorney and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Acquired Companies, the Securityholders’ Representative, and the Securityholders’ agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, plus 60 days, and to abide by all record retention agreements entered into with any Taxing authority,(ii) to deliver or make available to Buyer on the Closing Date, copies of all such books and records, and (iii) if the other party so requests in writing, Buyer, the Acquired Companies, the Securityholders’ Representative, and the Selling Securityholders, as the case may be, shall, before destroying or discarding such books and records, allow the other party to take possession of them at such other party’s expense. Buyer and the Securityholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)           Contest Provisions.  If, subsequent to the Closing, Buyer or any Acquired Company receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Tax Period for which the Selling Securityholders are or may be required to indemnify the Buyer or any Acquired Company pursuant to this Agreement), then within 20 days after receipt of such notice, the Buyer shall notify in writing the Securityholders’ Representative of such notice. The Securityholders’ Representative shall have the right to control the conduct and resolution of such Tax Proceeding, provided, however, that if any of the issues raised in such Tax Proceeding could have an impact on Taxes of any Acquired Company for a Post-Closing Tax Period, then (i) the Buyer shall have the opportunity to control jointly the conduct and resolution of only the portion of such Tax Proceeding which could have an impact on Taxes of any Acquired Company in any Post-Closing Tax Period and (ii) the Securityholders’ Representative shall not enter into any settlement of or otherwise compromise any such Tax Proceeding without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, further, that if the Selling Securityholders are not reasonably expected to fully indemnify Buyer pursuant to this Agreement for any losses arising from such Tax Proceeding, then the Securityholders’ Representative shall afford Buyer the opportunity to control jointly the conduct and resolution of such Tax Proceeding. If the Securityholders’ Representative shall have the right to control the conduct and resolution of such Tax Proceeding but elects in writing not to do so within ten days of receiving notice of such Tax Proceeding, then Buyer shall have the right to control the conduct and resolution of such Tax Proceeding, provided that Buyer shall keep the Securityholders’ Representative informed of all developments on a timely basis and Buyer shall not resolve such Tax Proceeding in a manner that could reasonably be expected to have an adverse impact on the indemnifying parties’ indemnification obligations under this Agreement without Securityholders’ Representative written consent, which shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Proceeding.

(f)            Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid equally by the Buyer and Selling Securityholders when due, and the Buyer and Selling Securityholders shall jointly prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Any expenses incurred in making such filings shall be paid equally by the Buyer and Selling Securityholders.

(g)           Powers of Attorney and Other Tax Agreements.  All powers of attorney, Tax sharing agreements or similar arrangements with respect to or involving any Acquired Company shall be terminated prior to the Closing Date and, after the Closing Date, such Acquired Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

5.11         FIRPTA.  Prior to the Closing, (i) the Company shall deliver to the Buyer and to the IRS notices that the Common Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Selling Securityholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code, in either case, together with authorization for Buyer to deliver such notices or certifications to the IRS upon the Closing.

5.12         Withholding Forms.  At or prior to the Closing, each Selling Securityholder shall deliver to the Buyer a properly completed IRS Form W-9 establishing an exemption from backup withholding.

5.13         Financial Statements.  The Company agrees to cooperate with the Buyer with respect to any filings required by the Buyer with the SEC and revise or prepare any financial statements, including the Financial Statements, required to be included in any such filing in a form appropriate for such filing, and use its commercially reasonable efforts to obtain any consents of independent accounting firms required in connection therewith; provided that the Buyer shall pay all third party costs (including the fees and expenses of independent accounting firms) associated with complying with this Section 5.13.

5.14         Valid Issuance of Buyer Common Stock.  If shares of Buyer Common Stock are issued pursuant to Section 1.9(a), the shares of Buyer Common Stock, when issued, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with the Securities Act, the Exchange Act and state securities Laws, and will be free of any Encumbrances other than those created by the applicable Selling Securityholder.

5.15         Registration of Buyer Common Stock.

(a)           Registrable Shares.  For purposes of this Agreement, “Registrable Shares” shall mean any and all shares of Buyer Common Stock issued by the Buyer in connection with the transactions contemplated by this Agreement (including shares of Buyer Common Stock issued pursuant to Section 1.9). “Registrable Shares” shall include any shares of Buyer Common Stock issued to any Holder (as defined below) with respect to any Registrable Shares by way of stock dividend or stock split, or in connection with a combination, recapitalization, reorganization, merger or consolidation of the Buyer.

(b)           Required Registration.  If the Buyer is able to issue the Registrable Shares pursuant to an effective shelf registration statement, it shall do so. If not, the Buyer shall prepare and file with the SEC a registration statement on Form S-3 (or, if not then qualified to use Form S-3, on Form S-1 or such successor or other appropriate form) under the Securities Act, as well as any required pre-effective amendments thereto, with respect to the Registrable Shares (the “Registration Statement”) within 30 days of any issuance of Registrable Shares and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as promptly as practicable thereafter. Any Registration Statement filed in satisfaction of this Section 5.15 shall contain a resale prospectus. For avoidance of doubt, the Buyer shall not be obligated to cause more than one Registration Statement to become and remain effective at any given time pursuant to and in accordance with the requirements of this Section 5.15. The Buyer shall deliver to each holder of Registrable Shares, including any transferees reflected in the shareholder records of the Buyer (each, a “Holder”), in writing at the address set forth in the shareholder records of the Buyer, notice that such Registration Statement has been declared effective by the SEC within two Business Days following such declaration by the SEC.

(c)           Effectiveness.  The Buyer will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement continuously until January 1, 2010 (the “Registration Effective Period”), and during such Registration Effective Period, (i) prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement continuously effective and in compliance with the provisions of the Securities Act applicable thereto so as to permit the prospectus forming a part thereof to be current and usable by any Holder for resales of the Registrable Shares at all times during the Registration Effective Period and (ii) take all lawful action such that the Registration Statement and any amendment thereto does not, when it becomes effective, and any prospectus forming a part of the Registration Statement does not, as of the date of delivery to a Holder, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Following the date on which the Registration Statement is first declared effective, Holders will be permitted to offer and sell Registrable Shares during the Registration Effective Period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended.

(d)           Expenses.  The costs and expenses incurred by the Buyer in connection with the performance of its obligations pursuant to this Section 5.15, including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling shareholders), legal fees and disbursements of counsel for the Buyer, “blue sky” expenses, accounting fees and filing fees (the “Registration Expenses”) shall be borne by, and shall be the sole responsibility of the Buyer.

5.16         Accounts Receivable.  To the extent the Buyer is indemnified for breach of the representations and warranties set forth in Section 3.12, then the Buyer shall promptly assign the receivables to which such breach relates to the Selling Securityholders for collection in a reasonable manner for a reasonable period. Any amounts collected by the Securityholder’s Representative with respect to these receivables shall be distributed by the Securityholder’s Representative Pro Rata to the Selling Securityholders.

5.17         Guarantees.  As promptly as practicable after the Closing, the Buyer shall use commercially reasonable efforts to cause any current or former officer or director of the Company to be fully released and discharged from any guarantees, reimbursement obligation, or similar agreements or arrangements with respect to obligations of any Acquired Company, including by entering into any commercially reasonable agreement or instrument to assume such guarantee, reimbursement or other obligations, without recourse to such officer or director. To the extent the Buyer is unable to cause any officer or director of the Company to be fully released and discharged from any such guarantees, reimbursement or other obligations, the Buyer shall indemnify and hold harmless such officer or director from any losses arising out of or resulting from such guarantees, reimbursement or other obligations.

5.18         Professional Liability Insurance.  During the four year period following the Closing Date, commencing immediately after the Closing Date, the Buyer shall maintain in effect the Company’s current claims made professional liability insurance covering acts or omissions occurring prior to the Closing Date with a retroactive effective date of no later than June 15, 1990 on terms with respect to such coverage and amount no less favorable to the Company than those of such policy in effect on the date hereof; provided that the Buyer may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable than the insurance coverage otherwise required under this Section 5.18.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a)           the Company shall have obtained, and shall have provided copies thereof to the Buyer, all of the material waivers, permits, consents, approvals or other authorizations, and effected all of the material registrations, filings and notices, referred to (i) in Section 5.2(a) which are required on the part of the Company and (ii) on Section 6.1(a) of the Disclosure Schedule;

(b)           the representations and warranties of the Company and the Selling Securityholders set forth in Articles II and III of this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except (i) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) to the extent that the inaccuracy of such representations or warranties would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           each of the Company’s and the Securityholders’ representations and warranties in Section 2.1(a), 2.1(c), 3.2 and 3.3 must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(d)           the Company and Selling Securityholders shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)           no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(f)            the Company shall have delivered to the Buyer the Company Certificate;

(g)           the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(h)           the employment agreements executed by the employees of the Company listed on Schedule II hereto in connection with the execution of this Agreement shall remain in full force and no action shall have been taken by the parties thereto to rescind such agreements;

(i)            the Non-Competition Agreement executed by each of the applicable Other Selling Securityholders in connection with the execution of this Agreement shall remain in full force and no action shall have been taken by the parties thereto to rescind such agreements;

(j)            the Escrow Agreement executed in connection with the execution of this Agreement shall remain in full force and no action shall have been taken by the parties thereto to rescind such agreement;

(k)           the Company shall have delivered to the Buyer documentation reasonably satisfactory to the Buyer demonstrating that the Company has amended the Company 401(k) Savings Plan and any related documents, as necessary, to limit eligibility to participate in such plan to employees of the Company and its pre-Closing Subsidiaries and to exclude from eligibility any and all employees of other Affiliates of the Company, including any employee of an entity that becomes a Company Affiliate as a result of a transaction described in Code Section 410(b)(6)(C).

(l)            the Buyer shall have received adequate evidence that any debt for borrowed money of the Company has been paid in full and cancelled;

(m)          the ESOP Stockholder shall have received a valuation opinion and a fairness opinion (or confirmation of the validity as of the Closing Date of such opinions delivered in connection with the execution of this Agreement) reasonably satisfactory in form and substance to the ESOP Stockholder regarding the transactions contemplated by this Agreement, or waived its condition to close set forth in Section 6.3; and

(n)           the Buyer shall have received such other certificates and instruments, reasonably satisfactory in form and substance to Buyer (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2           Conditions to Obligations of the Company and the Selling Securityholders.  The obligation of the Company and the Selling Securityholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a)           Buyer shall have obtained, and shall have provided copies thereof to the Company, all of the material waivers, permits, consents, approvals or other authorizations, and effected all of the material registrations, filings and notices, referred to in Section 5.2 which are required on the part of Buyer;

(b)           the representations and warranties of the Buyer set forth in Article IV of this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except (i) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) to the extent that the inaccuracy of such representations or warranties would not reasonably be expected to have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)           each of the Buyer’s representations and warranties in Section 4.2 and 4.7 must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

(d)           the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)           no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(f)            the Buyer shall have delivered to the Company the Buyer Certificate;

(g)           the Escrow Agreement executed in connection with the execution of this Agreement shall remain in full force and no action shall have been taken by the parties thereto to rescind such agreement; and

(h)           the Company shall have received such other certificates and instruments, reasonably satisfactory in form and substance to the Company, as it shall reasonably request in connection with the Closing.

6.3           Conditions to Obligations of the ESOP Stockholder.  The obligation of the ESOP Stockholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the condition that the ESOP Stockholder shall have received a valuation opinion and a fairness opinion (or confirmation of the validity as of the Closing Date of such opinions delivered in connection with the execution of this Agreement) reasonably satisfactory in form and substance to the ESOP Stockholder regarding the transactions contemplated by this Agreement.

In the event that the condition set forth in this Section 6.3 is not satisfied or waived by the ESOP Stockholder, and the ESOP Stockholder does not consummate the transactions contemplated in this Agreement, then the Purchase Price shall be reduced by the ESOP Shareholder’s Pro Rata Share of the Purchase Price and all of the formulas in this Agreement shall be adjusted to remove the ESOP Stockholder from the definition of Selling Securityholders.

ARTICLE VII
INDEMNIFICATION

7.1           Indemnification by the Selling Securityholders.  Subject to the limitations set forth in this Article VII, the ESOP Stockholder shall, severally and not jointly, indemnify the Buyer and the Other Selling Securityholders shall, jointly and severally, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Buyer resulting from or arising directly out of:

(a)           any breach of any representation or warranty of the Company or the Selling Securityholders contained in this Agreement (other than representations and warranties set forth in Section 3.6 and representations and warranties set forth in Section 3.14 relating to medical malpractice); provided, that, (i) the indemnification obligations of the Selling Securityholders with respect to breaches of the representations and warranties set forth in Article II shall be several, and not joint and (ii) the indemnification obligations of the ESOP Stockholder and the Other Selling Securityholders with respect to the breaches of the representations and warranties set forth in Article III shall be several and not joint;

(b)           any breach of any representation or warranty of the Company set forth in Section 3.6, read without exception to the matters set forth in Sections 3.6(a) and 3.6(b) of the Disclosure Schedule;

(c)           any failure to perform any covenant or agreement of the Company or the Selling Securityholders contained in this Agreement;

(d)           any failure of the Company Certificate to be true and correct;

(e)           any claim by any Person for brokerage or finder’s fees or commissions based upon any agreement or understanding alleged to have been made by any such Person with any Selling Securityholder or any Acquired Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement; or

(f)            any claim against any Acquired Company arising from or relating to alleged medical malpractice incurred but not yet reported on or prior to the Closing Date of any independent contractor physician of any Acquired Company.

The Buyer shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event (including reasonable but not material changes to the operations of the Acquired Companies unless any of the Acquired Companies is legally required to make any such change) which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

7.2           Indemnification by the Buyer.  The Buyer shall indemnify and hold them harmless against, any and all Damages incurred or suffered by:

(a)           the Selling Securityholders resulting or arising out of:

(i)            any breach of any representation or warranty of the Buyer contained in this Agreement;

(ii)           any failure to perform any covenant or agreement of the Buyer contained in this Agreement;

(iii)          any failure of the Buyer Certificate to be true and correct;

(iv)          any claim by any Person for brokerage or finder’s fees or commissions based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement; or

(b)           any Indemnitee for breach of Section 5.7.

The Selling Securityholders shall take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

7.3           Indemnification Claims.

(a)           All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall promptly deliver an Expected Claim Notice to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. No reasonable delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim if (a) the Indemnifying Party accepts full responsibility for the matter, (b) the Indemnifying Party demonstrates it has the financial resources necessary to defend against the matter and fulfill its indemnification obligations and (c) the Indemnifying Party conducts the defense with reasonable diligence. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim, or admit any liability with respect thereto, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(b)           In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c)           Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided, that, if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three Business Days following the delivery of the Response, a written notice executed by both Parties instructing the Escrow Agent to distribute to the Buyer such amount of Escrow Cash as is equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both Parties instructing the Escrow Agent to distribute to the Buyer such amount of Escrow Cash as is equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnifying Party (and its representatives) shall have reasonable access during the foregoing twenty (20) day period and the thirty (30) day period referred to in Section 7.3(d) below to the books, records and other information in the possession or control of the Indemnified Party during regular business hours to the extent necessary to verify the claim for indemnification and the Claimed Amount.

(d)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration. In the absence of an agreement by the Indemnifying Party and the Indemnified Party

to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Salt Lake City, Utah, in accordance with Section 10.12. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both Parties instructing the Escrow Agent as to what (if any) portion of the Escrow Cash shall be distributed to the Buyer and/or the Selling Securityholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)           Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation and that such Indemnified Party or such third party is likely to suffer irreparable harm if the Indemnified Party follows the procedures in this Section 7.3, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior consent from the Indemnifying Party (provided that such Indemnified Party shall provide such notice to the Indemnifying Party as is possible under the circumstances), (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII, including the application of Sections 7.4 or 7.5.).

(f)            For purposes of this Section 7.3 and the fourth and fifth sentences of Section 7.4(a), (i) if the Selling Securityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Securityholders’ Representative, and (ii) if the Selling Securityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Securityholders’ Representative. The Securityholders’ Representative shall have full power and authority on behalf of each Selling Securityholders to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Selling Securityholders under this Article VII.

7.4           Survival.

(a)           The representations and warranties set forth in Sections 2.1(a) and (c), 3.2, 3.3 and 4.2 of this Agreement, and the indemnification obligations relating thereto, shall (i) survive the Closing and (ii) survive indefinitely. The representations and warranties set forth in Section 3.16(d) of this Agreement, and the indemnification obligations relating thereto, shall (i) survive the Closing and (ii) survive for three years after the Closing Date. The indemnification obligations of Section 7.1(f) shall (i) survive the Closing and (ii) expire four years after the Closing Date. The representations and warranties set forth in Section 3.6 of this Agreement, and the indemnification obligations relating thereto, shall (a) survive the Closing and (b) survive through the date that is six months after the expiration of the applicable statute of limitations;

provided, that, notwithstanding anything in this sentence to the contrary, the basis of any indemnification claim for breach of the representations and warranties set forth in Section 3.6 which could also reasonably constitute the basis for a claim of the representations and warranties set forth in Section 3.16 shall not be valid or assertable as of and following the three year anniversary of the Closing Date. All other representations and warranties of the Parties set forth in this Agreement, and the indemnification obligations relating thereto, shall (i) survive the Closing and (ii) expire two years after the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Cash has been retained in escrow after the termination date set forth in the Escrow Agreement with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to distribute such retained Escrow Cash to the Selling Securityholders in accordance with the terms of the Escrow Agreement.

(b)           The covenants contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing for the relevant statute of limitations period, unless a different period is expressly contemplated herein.

7.5           Limitations.

(a)           Notwithstanding anything to the contrary herein, (i) no individual claim (or series of related claims) for indemnification under Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.2(a)(i), 7.2(a)(ii) or 7.2(a)(iii) shall be valid and assertable unless it is (or they are) for an amount in excess of $350,000, and then for only the amount by which such claims exceed $350,000; (ii) the Parties shall be liable with respect to claims under Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.2(a)(i), 7.2(a)(ii) or 7.2(a)(iii) for only that portion of the aggregate Damages related to such claims, considered together, which exceeds $350,000; and (iii) the aggregate liability of the Selling Securityholders under this Article VII, shall not exceed an amount equal to $10,000,000 (inclusive of any Escrow Cash distributed to Buyer in satisfaction of an indemnification claim hereunder); provided that the limitation set forth in clause (i) and (ii) does not apply to claims relating to Sections 1.7, 1.9, 2.1(a) and (c), 3.3, 4.2, 5.7, 5.9, 5.14, 5.15, 5.17 or 5.18; provided, further that the limitation set forth in clause (i) does not apply to Claim relating to Sections 3.12 or 7.1(f).

(b)           Notwithstanding anything to the contrary herein, (i) no claim for indemnification under Section 7.1(f) relating to a single claim for insurance purposes shall be valid and assertable to the extent it exceeds $1 million and (ii) claims for indemnification under Section 7.1(f) shall be valid and assertable only to the extent that the aggregate Damages related to such single claims for insurance purposes (each up to $1 million), considered together, exceed $2.9 million. Subject to the limitations herein, any Damages recoverable from a claim under Section 7.1(f)

shall be reduced by any insurance proceeds relating to such claim payable to the Company or the Buyer.

(c)           Any recovery for indemnification by the Buyer pursuant to this Article VII shall first be made against the Escrow Cash until the earlier of its full depletion and its release pursuant to the terms of this Agreement and the Escrow Agreement. Notwithstanding anything herein to the contrary herein, the sole and exclusive remedy of the Buyer against the ESOP Stockholder and the Designated Optionholders shall be recovery from the Escrow Cash, subject to the limitations herein. Once the Escrow Cash has been fully depleted or has been released, the Buyer may recover for indemnification pursuant to this Article VII against the Designated Securityholders, subject to the limitations herein; provided that each Designated Securityholder shall only be liable for his, her or its pro rata share (based on such Designated Securityholder’s portion of the Purchase Price delivered at Closing as a percentage of all Designated Securityholders’ aggregate portions of the Purchase Price delivered at Closing) of the Damages for which the Designated Securityholders are liable under this Article VII and, except for claims relating to Sections 2.1(a) and 3.2, the liability of each Designated Securityholder under this Article VII shall not exceed his, her or its pro rata share (as calculated above) of the sum of $5,900,000 and the aggregate amount of Escrow Cash distributed to the Designated Securityholders at the termination of the Escrow Agreement.

(d)           Except with respect to claims based on fraud or for injunctive relief or other equitable remedies, after the Closing, the rights of the Indemnified Parties under this Article VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective affiliates with respect to any and all claims covered by this Article VII and any and all claims otherwise relating to the transactions that are the subject of this Agreement.

(e)           If the Closing occurs, no Selling Securityholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f)            Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other person for any multiple, consequential, incidental, indirect, special or punitive damages, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

(g)           Notwithstanding any other provision of this Article VII, the amount of Damages recoverable by an Indemnified Party under this Article VII with respect to an indemnity claim shall be reduced by the amount of (i) any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier (including with respect to insurance against professional liability) and (ii) any current Tax benefit, and the reasonable estimate of any future Tax benefit, to such Indemnified Party (the “Tax Benefit”). The amount of any Tax Benefit shall equal 38% of the Tax indemnity payment otherwise due without reduction for such Tax Benefit. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment or incurs a Tax Benefit in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment or incurring such Tax Benefit, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments received and any Tax Benefit incurred, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

(h)           No Indemnified Party shall be entitled to indemnification under this Article VII for any Damages arising out of or resulting from any event or circumstance relating to a breach of any representation, warranty or covenant that would have caused a condition in Article VI not to have been satisfied if the Indemnified Party had knowledge on or before the Closing of such event or circumstance.

7.6           Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article VII or Section 5.9 shall be treated as an adjustment to the Purchase Price for Tax purposes.

7.7           Subrogation of Rights.  In the event any payment is made in respect of Damages pursuant to this Article VII, the Indemnifying Party who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party receiving such payment against any third party other than the Buyer, the Company or any of their Affiliates.

ARTICLE VIII
TERMINATION

8.1           Termination of Agreement.  The Parties may terminate this Agreement, prior to the Closing, as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           the Buyer may terminate this Agreement by giving written notice to the Company and the Securityholders’ Representative in the event the Company or any Selling Securityholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in clauses (b), (c) or (d) of Section 6.1 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Company and the Securityholders’ Representative of written notice of such breach;

(c)           the Company and the Selling Securityholders holding a majority of the Common Shares (measured solely for this purpose on a fully diluted basis as if the Optionholders had fully exercised their Company Stock Options) outstanding may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in clauses (b), (c) or (d) of Section 6.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Buyer of written notice of such breach;

(d)           the Buyer may terminate this Agreement by giving written notice to the Company and the Securityholders’ Representative if the Closing shall not have occurred on or before January 31, 2007 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(e)           the Company and the Selling Securityholders holding a majority of the Common Shares (measured solely for this purpose on a fully diluted basis as if the Optionholders had fully exercised their Company Stock Options) may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 31, 2007 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Company or any Selling Securityholder of any representation, warranty or covenant contained in this Agreement).

8.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.1(a), (d) or (e), all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement described in the following sentence); provided that, the provisions of Section 5.4(c) (Confidentiality) shall survive any termination of this Agreement. If this Agreement is terminated pursuant to Section 8.1(b) or (c), as a result of willful breach of any Party, or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s willful failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal, equitable and other remedies will survive such termination unimpaired.

ARTICLE IX
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2007 Maximum Target” shall have the meaning set forth on Schedule 1.9(c) hereto.

“2008 Maximum Target” shall have the meaning set forth on Schedule 1.9(c) hereto.

“401(k) Plan” shall have the meaning set forth in Section 5.9.

“AAA” shall mean the American Arbitration Association.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount as mutually agreed by the Parties.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Earnout Amount” shall have the meaning set forth in Section 1.9(b)(i).

“Applicable Earnout EBITDA” shall have the meaning set forth in Section 1.9(b)(i).

“Arbiter” shall have the meaning set forth in Section 1.7(b)(iii).

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which the United States federal government is closed for the observance of any holiday.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate, executed by the Buyer, to the effect that each of the conditions specified in clauses (a) through (d) of Section 6.2 is satisfied in all respects, provided that with respect to Section 6.2(b) for purposes of indemnification, without giving effect to clauses (i) and (ii) thereof.

“Buyer Common Stock” shall mean shares of the common stock, par value $0.01 per share, of the Buyer, that are registered or immediately registerable under the Securities Act of 1933, as amended, and resalable without restriction.

“Buyer Common Stock Price” shall equal the closing price of Buyer Common Stock on the NASDAQ Global Market on the date the Applicable Earnout Amount is finally determined as set forth in Section 1.9(b)(iii).

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to Buyer’s ability to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer SEC Reports” has the meaning set forth in Section 4.8(a).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall mean written notification which contains (i) a description of the Claimed Amount, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for the Claimed Amount and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages and is accompanied by reasonable documentation evidencing the basis therefor and amount thereof and copies of all notices and documents (including court papers) received by the Indemnified Party relating thereto.

“Claimed Amount” shall mean the amount of any Damages incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.7(b)(ii).

“Closing Date” shall mean (i) two Business Days after the last of the conditions set forth in Sections 6.1 and 6.2 are satisfied other than those conditions that are to be satisfied at Closing, (ii) not later than January 31, 2007, or (iii) at such other time as the parties may agree.

“Closing Working Capital” shall be an amount calculated as of the Closing Date in accordance with Schedule 1.7(a).

“Closing Working Capital Statement” shall have the meaning set forth in Section 1.7(b)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect at the relevant time.

“Common Shares” shall have the meaning set forth in the second paragraph of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate, executed by the Company and the Securityholders’ Representative, to the effect that each of the conditions specified in clauses (a) through (d) of Section 6.1 is satisfied in all respects, provided that with respect to Section 6.1(b) for purposes of indemnification, without giving effect to clauses (i) and (ii) thereof.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to any Acquired Company and covering, incorporated in, underlying or used in connection with the business of any Acquired Company as presently conducted.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development that would have (or could reasonably be expected to have) a material adverse effect on, the business, assets, condition (financial or otherwise), operating results or business prospects of the Acquired Companies, taken as a whole, or the ability of the Company to consummate timely the transactions contemplated hereby, other than any change, event, circumstance or development with respect to, or which has a material adverse effect on, (i) the economy in general, (ii) the industry in which the Acquired Companies operate, including changes in legal, accounting or regulatory changes or conditions, (iii) the announcement of this Agreement and the transactions contemplated thereby and the performance of the obligations of the Parties under this Agreement, (iv) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, or (v) the effect of any action taken by the Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company.  For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, contributed to or required to be contributed to, by any Acquired Company or any ERISA Affiliate for the benefit of any current or former employee, director or consultant of any Acquired Company or any dependent or beneficiary thereof.

“Company Securities” shall mean the Common Shares listed on Schedule I attached hereto and the Company Stock Options listed on Schedule I attached hereto.

“Company Stock Option” shall mean any stock option granted under either Company Stock Plan that remains outstanding as of the Closing Date.

“Company Stock Plan” shall mean (i) the Incentive Stock Option Plan for Vista Staffing Solutions, Inc. and (ii) the Non-Qualified Stock Option Agreement, dated May 21, 2002, by and between Vista Staffing Solutions, Inc. and Therus C. Kolff, M.D.

“Confidential Information” shall mean any confidential or proprietary information of the Acquired Companies that is furnished to the Buyer by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer, (C) which the Buyer knew or to which the Buyer had access prior to disclosure without an obligation of confidentiality or (D) which the Buyer rightfully obtains from a source other than the Company without an obligation of confidentiality.

“Continuing Employees” shall have the meaning set forth in Section 5.8(a).

“Damages” shall mean any and all debts, obligations and other liabilities (excluding contingent liabilities), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) actually incurred, other than any of the foregoing that has been accrued for or reserved against in the Most Recent Balance Sheet or the Closing Balance Sheet (to the extent of such reserve or accrual).

“Debt Repayment” shall mean a cash amount to be determined as of the Closing Date, which shall be withheld from the Purchase Price and paid to the applicable debt holder, at Closing, to the accounts specified in writing to the Buyer by the Securityholders’ Representative at least one (1) Business Day before the Closing.

“Designated Optionholders” shall mean the following Optionholders:  Li Chen, Nick Daskalas, Lori Douglas, Sue Gleason, Scott Reichard, John Rendell and Carolyn Rose.

“Designated Securityholders” shall mean the Stockholders (other than the ESOP Stockholder) and Therus C. Kolff, M.D.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dispute Notice” has the meaning set forth in Section 5.10(a).

“Dollars” has the meaning set forth in Section 1.11.

“Earnout Amount” shall refer to either the 2007 Earnout Amount or the 2008 Earnout Amount as determined in accordance with Schedule 1.9 hereof.

“Earnout Arbiter” has the meaning set forth in Section 1.9(b)(ii).

“Earnout EBITDA” shall refer to either the 2007 Earnout EBITDA or the 2008 Earnout EBITDA as determined in accordance with Schedule 1.9 hereof.

“Earnout Period” shall refer to either the 2007 Earnout Period or the 2008 Earnout Period as determined in accordance with Schedule 1.9 hereof.

“Employee Benefit Plan” shall mean any employment, consulting, severance, termination, pension, retirement, profit sharing, bonus, incentive, deferred compensation, retention, change in control, savings, life, health, disability, accident, medical, insurance, vacation or other material employee compensation or welfare fringe benefit plan, program, arrangement, agreement or commitment and any stock option, stock appreciation, restricted stock, phantom equity or other equity-based plan, program, arrangement, policy (whether formal or informal) or commitment, including each “employee benefit plan” as defined in Section 3(3) of ERISA.

“Encumbrances” has the meaning set forth in Section 2.1(a).

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment or the workplace of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated with Materials of Environmental Concern; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.  The term “Environmental Law” does not include any changes in Environmental Laws occurring after the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or within the six years preceding the date of this Agreement included any Acquired Company.

“Escrow Agreement” shall mean the escrow agreement executed by the Buyer, the Securityholders’ Representative and the Escrow Agent concurrently with the execution of this Agreement.

“Escrow Agent” shall mean Mellon Investor Services LLC.

“Escrow Cash” has the meaning set forth in Section 1.5(b)(ii).

“ESOP Stockholder” shall mean Vista Staffing Solutions, Inc. Employee Stock Ownership Plan.

“ESOP Stockholder Loans” means all debts incurred by the ESOP Stockholder in connection with its acquisition of any Common Shares, including without limitation, pursuant to (i) that certain ESOP Loan Agreement by and between Vista Staffing Solutions, Inc. and the ESOP Stockholder Trust, dated June 17, 2005, and (ii) those certain ESOP-Seller Promissory Notes between the ESOP Stockholder Trust and each of Lucila Valdez, Kristina Sparks, Lisa Galliath, Ashley Hobbs, Elisa Hobbs, William H. and Ann C. Payne, Nicole Galliath, Adam Galliath and Andre Galliath, each dated as of June 17, 2005.

“ESOP Stockholder Trust” means the Vista Staffing Solutions, Inc. Employee Stock Ownership Trust.

“ESOP Stockholder Trustee” means Mark S. Brouse.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.7(a)(i).

“Estimated Closing Expenses” shall mean the total amount designated by the Securityholders’ Representative as payable at Closing, to any of the following: Robert W. Baird & Co. Incorporated; Richards, Bird & Kump, P.C.; Jones Day; Fiduciary Services, Inc.; Duff & Phelps, LLC; Mitchell Silberberg & Knupp LLP; and any lender to any Acquired Company.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.7(a)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that an Indemnified Party in good faith reasonably expects to incur Damages for which it is entitled to indemnification under Article VII and is accompanied by copies of all notices and documents (including court papers) received by the Indemnified Party relating thereto and a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such claim; provided, that if such notice relates to an expected third party claim, it shall expire on the 6 month anniversary of such Expected Claim Notice if a Claim Notice has not been filed within such period with respect to the underlying expected claim.

“Financial Statements” shall have the meaning set forth in Section 3.25.

“Foreign Plans” has the meaning set forth in Section 3.17(k).

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Holder” has the meaning set forth in Section 5.15(b).

“Incumbent Board” has the meaning set forth in Section 1.9(c).

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnitee” shall have the meaning set forth in Section 5.7(a).

“Independent Fiduciary” means Fiduciary Services, Inc.

“Independent Valuation” has the meaning set forth in Section 3.17(n)(iii).

“Intellectual Property” shall mean all (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“IRS” means the Internal Revenue Service of the United States.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lease” shall mean any lease, sublease, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto, pursuant to which an Acquired Company leases or subleases any real property from another party, except leases or subleases for temporary accommodations provided by an Acquired Company to a healthcare provider in the Ordinary Course of Business.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 3.25.

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.25.

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.25.

“Non-Competition Agreement” shall mean each Non-Competition Agreement executed and delivered by each of the individuals listed on Schedule II hereto concurrently with the execution of this Agreement.

“Optionholder” shall have the meaning set forth in the first paragraph of this Agreement.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement (or similar agreement serving the same function) and the certificate of formation (or similar agreement serving the same function) of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Selling Securityholders” means all of the Selling Securityholders collectively, with the exception of the ESOP Stockholder.

“Owned Real Property” shall mean each item of real property owned by any Acquired Company.

“Paid Time Off” shall mean any vacation, sick days, personal leave or other available paid absence from service to an Acquired Company.

“Parties” shall mean the Buyer, the Company and the Selling Securityholders.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Encumbrances” has the meaning set forth in the definition of “Security Interest.”

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” shall mean any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.

“Pro Rata Share” shall mean a Selling Securityholder’s pro rata share of the Purchase Price to be delivered at Closing as set forth opposite such Selling Securityholder’s name on Schedule I hereto.

“Purchase Price” shall have the meaning set forth in Section 1.5(a).

“Registrable Shares” has the meaning set forth in Section 5.15(a).

“Registration Effective Period” has the meaning set forth in Section 5.15(c).

“Registration Expenses” has the meaning set forth in Section 5.15(d).

“Registration Statement” has the meaning set forth in Section 5.15(b).

“Representative Expenses” shall have the meaning set forth in Section 1.10(f).

“Representative Fund” means a cash amount equal to $350,000, which shall be withheld from the Purchase Price and deposited by the Buyer, at Closing, with a financial institution designated in writing to the Buyer by the Securityholders’ Representative on or before the Closing.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“SEC” has the meaning set forth in Section 4.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, lien, charge or encumbrance (whether arising by contract or by operation of law), other than (i) liens in favor of mechanics, materialmen carriers and warehouseman, to secure claims for labor, materials or supplies and other like liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar programs mandated by applicable Law, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company, (iv) liens for Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings, (v) liens that arise under zoning, land use or similar Laws and other imperfections of title or Encumbrances which do not materially affect the use or marketability of the property subject thereto.  Items (i) through (vi) in the immediately preceding sentence shall be collectively referred to herein as “Permitted Encumbrances.”

“Securityholders’ Representative” has the meaning set forth in Section 1.10(a).

“Selling Securityholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Settlement Amount” shall be the amount to be paid to Therus C. Kolff pursuant to the Settlement Agreement, dated December 20, 2006, by and between Dr. Kolff and Vista Staffing Solutions, Inc. in full and complete settlement of certain obligations owed to Dr. Kolff under his employment agreement with Vista Staffing Solutions, Inc.

“Straddle Period” shall mean any taxable period or portion thereof beginning before and ending after the Closing Date.

“Stockholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Target Working Capital” shall be $5,050,000.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, escheat, windfall profits, customs, duties, franchise, estimated and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, whether or not disputed, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Benefit” shall have the meaning set forth in Section 7.5(g).

“Tax Proceeding” shall mean any audit, administrative appeal, claim for refund, or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Acquired Companies or for which the Acquired Companies may be liable.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a Taxing authority or Governmental Entity with jurisdiction over Taxes.

“Transfer Taxes” shall have the meaning set forth in Section 5.10(f).

“Trustee Directions” has the meaning set forth in Section 3.17(n)(iv).

“WARN Act” has the meaning set forth in Section 3.16(e).

ARTICLE X
MISCELLANEOUS

10.1         Press Releases and Announcements.  Any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines.  Prior to the Closing, the Company and the Selling Securityholders shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the transactions contemplated hereby to any Person unless consented to by Buyer in advance or required by applicable law or regulation (in which case the Selling Securityholders and/or the Company will provide Buyer with a copy of the proposed disclosure prior to making the disclosure and will consider Buyer’s comments in good faith).  The Selling Securityholders, the Company and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication; provided that prior to Closing Buyer shall not contact or communicate with any of the Acquired Companies’ employees, customers, suppliers or others having dealings with any Acquired Company without the prior written consent of the Company.

10.2         Reliance.  The representations and warranties of the Company and the Selling Securityholders contained in this Agreement and the other agreements contemplated herein constitute the sole and exclusive representations and warranties made to Buyer in connection with this Agreement and the transactions contemplated hereby, and Buyer acknowledges that any and all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for the claim against the Company, the Selling Securityholders or any other Person.  BUYER ACKNOWLEDGES THAT THE COMPANY AND THE SELLING SECURITYHOLDERS DISCLAIM ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

10.3         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions of Article VII concerning indemnification are intended for the benefit of the Indemnified Parties and (b) the provisions of Section 5.7 concerning indemnification are intended for the benefit of the individuals specified therein.

10.4         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

10.5         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all its obligations hereunder).

10.6         Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

10.7         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:

Mark S. Brouse	Jones Day
Chief Executive Officer	1420 Peachtree Street, N.E.
Vista Staffing Solutions, Inc.	Suite 800
275 East 200 South	Atlanta, GA 30309
Salt Lake City, UT 84111	Attention: Timothy Mann Jr., Esq.

If to the Shareholders’ Representative:	Copy to:

Mark S. Brouse	Jones Day
c/o Vista Staffing Solutions, Inc.	1420 Peachtree Street, N.E.
275 East 200 South	Suite 800
Salt Lake City, UT 84111	Atlanta, GA 30309
Attention: Timothy Mann Jr., Esq.

If to the Buyer:	Copy to:

Peter T. Dameris	Latham & Watkins LLP
Chief Executive Officer and President	633 West Fifth Street, Suite 4000
On Assignment, Inc.	Los Angeles, California 90071
26651 West Agoura Road	Attention: Steven B. Stokdyk, Esq.
Calabasas, CA 91302

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule thereof), except to the extent the laws of the State of Delaware are preempted by ERISA.

10.10       Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Securityholders’ Representative.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.12       Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in Salt Lake City, Utah in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.8, provided that nothing in this Section 10.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13       Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including without limitation.”

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

10.14       Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Legal Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 10.9 and 10.12, in addition to any other remedy to which they may be entitled, at law or in equity.

[remainder of this page intentionally left blank — signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE BUYER:
ON ASSIGNMENT, INC.

By:	/s/ Peter T. Dameris
Name:	Peter T. Dameris
Title:	Chief Executive Officer and President

THE COMPANY:
VSS Holding, Inc.

By:	/s/ Mark S. Brouse
Name:	Mark S. Brouse
Title:	Chief Executive Officer

THE STOCKHOLDERS:
Vista Staffing Solutions, Inc. Employee Stock Ownership Plan

By:	/s/ Mark S. Brouse
Mark S. Brouse, as trustee,
pursuant to instruction from
Fiduciary Services, Inc., as
Investment Manager, and solely
in his capacity as Trustee and
not in his individual capacity

/s/ Mark S. Brouse
Mark S. Brouse

The Brouse Charitable Remainder Unitrust

By:	/s/ Mark S. Brouse
Name:	Mark S. Brouse
Title:	Trustee

Hoffman Brouse Foundation

By:	/s/ Mark S. Brouse
Name:	Mark S. Brouse
Title:	Trustee

/s/ Kathryn Hoffman-Abby
Kathryn Hoffman-Abby

Kathryn Hoffman-Abby Charitable Remainder Unitrust

By:	/s/ Kathryn Hoffman-Abby
Name:	Kathryn Hoffman-Abby
Title:	Trustee

/s/ Clark W. Shaw
Clarke W. Shaw

Clarke W. Shaw Charitable Remainder Unitrust

By:	/s/ Clark W. Shaw
Name:	Clarke W. Shaw
Title:	Trustee

/s/ Katrina A. Knowles
Katrina A. Knowles

THE OPTIONHOLDERS:

/s/ Therus C. Kolff
Therus C. Kolff

/s/ Li Chen
Li Chen

/s/ Nick Daskalas
Nick Daskalas

/s/ Lori Douglas
Lori Douglas

/s/ Sue Gleason
Sue Gleason

/s/ Scott Reichard
Scott Reichard

/s/ John Rendell
John Rendell

/s/ Carolyn Rose
Carolyn Rose